UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
STEPAN COMPANY
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2025 Proxy Statement and

Notice of Annual Meeting of Stockholders

STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 29, 2025

at 9:00 a.m. (CDT)

To the Stockholders:

Notice is hereby given that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Stepan Company (the “Company”) will be held at the Company’s offices at 1101 Skokie Boulevard, Northbrook, Illinois 60062, on Tuesday, April 29, 2025, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect two directors to the Board of Directors, each for a three-year term;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay” vote);

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2025;

4.	To approve the amendment and restatement of the Stepan Company 2022 Equity Incentive Compensation Plan; and

5.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on March 3, 2025, as the record date for determining the holders of record of the Company’s Common Stock entitled to notice of and to vote at the meeting.

The Board of Directors extends a cordial invitation to all stockholders to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided or vote by internet or phone as promptly as possible.

As a reminder, your broker may not vote your shares for non-routine matters such as the election of directors, the Say-on-Pay vote or the amendment and restatement of the 2022 Equity Incentive Compensation Plan without your specific instructions as to how to vote. Therefore, we urge you to provide your broker with voting instructions by returning your proxy card so your votes for all proposals can be counted.

Directions to the Annual Meeting are available at https://stepan.gcs-web.com/annual-meeting for those stockholders who plan to attend the Annual Meeting.

By order of the Board of Directors,

Stephanie J. Pacitti

Interim Corporate Secretary

Northbrook, Illinois

March 25, 2025

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on April 29, 2025

The Company’s Proxy Statement, 2024 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2024, are available at http://www.edocumentview.com/SCL.

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2026 Stockholder Proposals and Director Nominations	81

Communications for All Interested Parties	81

Annual Report to Stockholders	82

Appendix A: Explanations of GAAP and Non-GAAP Financial Measures	A-1

Appendix B: Stepan Company 2022 Equity Incentive Compensation Plan (As Amended and Restated Effective April 29, 2025)	B-1

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March 25, 2025

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

1101 Skokie Boulevard

Northbrook, Illinois 60062

To be held at 9:00 a.m. (CDT) on April 29, 2025

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors, and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s officers and employees may solicit proxies from stockholders personally or by telephone, mail or other means. The Company will make arrangements with the brokers, custodians, nominees and other fiduciaries who request the forwarding of solicitation material to the beneficial owners of shares of the Company’s stock held of record by such brokers, custodians, nominees and other fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses. This proxy statement and proxy are first being distributed to stockholders commencing on or about March 25, 2025.

At the close of business on March 3, 2025, the record date for the meeting, there were 22,554,929 shares of the Company’s Common Stock (“Common Stock”) outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting. The required quorum at the Annual Meeting is a majority of the outstanding shares of the Company’s Common Stock as of the record date.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. You may revoke your proxy by attending the meeting and voting in person or by delivering to the Secretary of the Company a revocation of the proxy or an executed new proxy bearing a later date.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals. If you vote to “ABSTAIN” with respect to a nominee for the Board of Directors, your abstention will not be included in the vote totals and will not affect the outcome of the vote. If you vote to “ABSTAIN” with respect to any other proposal, your abstention will have the effect of a vote against the proposal.

For any other business that may properly come before the meeting, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the individuals acting under the proxy. The Board of Directors is not currently aware of any other business that may come before the meeting.

If you hold your shares in street name and do not provide voting instructions to your broker, custodian, nominee or other fiduciary, your shares will not be voted on any non-routine matters and will be considered “broker non-votes.” Non-routine matters include the election of directors, the Say-on-Pay vote and the vote to approve the amendment and restatement of the 2022 Equity Incentive Compensation Plan. Your broker may vote your shares without instruction on the ratification of the appointment of the Company’s independent registered public accounting firm. Broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be included in the vote totals for non-routine matters and will not affect the outcome of those votes. Please instruct your broker or bank so your vote can be counted on all proposals.

In order to ensure the necessary quorum at the Annual Meeting, please mark, sign and return the enclosed proxy promptly in the envelope provided. You may also vote via the internet by visiting http://www.envisionreports.com/SCL or by phone by calling (800) 652-8683. Internet and phone voting will be available 24 hours a day, seven days a week until 1:00 a.m. (EDT) on April 29, 2025. If voting via the internet or by phone, please have your proxy card available and follow the instructions to vote. Even if you vote prior to the meeting, you are invited to attend the meeting.

In the future, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company may furnish proxy materials, including its proxy statements and annual reports, to stockholders by providing access to these documents on the internet instead of mailing printed copies. If the Company elects to take this approach, most stockholders would not receive printed copies of the proxy materials. Instead, the notice would provide instructions on how to access and review the proxy materials on the internet. The notice would also provide instructions on how to submit your proxy via the internet. For stockholders who prefer to receive printed copies of the proxy materials, the notice would provide instructions for requesting printed copies.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted by the stockholder in the enclosed proxy, on the election of Ms. Lorinda A. Burgess and Mr. Luis E. Rojo as directors of the Company, to hold office until the Annual Meeting of Stockholders to be held in 2028. The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders in the year in which the term for their class expires. Ms. Burgess and Mr. Rojo are current directors whose terms expire in 2025. Ms. Burgess was last elected by the Company’s stockholders at the 2022 Annual Meeting. Mr. Rojo was elected by the Board of Directors on October 29, 2024. The nominations of Ms. Burgess and Mr. Rojo have each been reviewed and recommended by the Nominating and Corporate Governance Committee and the Board of Directors.

Mr. Edward J. Wehmer, a current director whose term also expires in 2025, has decided not to seek re-election. Mr. Wehmer was first elected as a director in 2003. The Board of Directors and the Company wish to thank Mr. Wehmer for the valuable leadership and guidance he has provided in his 22 years of service as a director.

In the event either of Ms. Burgess or Mr. Rojo is unable to serve as director, votes will be cast, pursuant to the authority granted in the proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as director, if elected.

Under the Company’s Amended and Restated By-laws, in an uncontested election directors are elected by a majority of the votes cast by stockholders. An uncontested election of directors means an election for which the number of nominees does not exceed the number of directors to be elected at the specific election. Because two directors are to be elected, and Ms. Burgess and Mr. Rojo are the sole nominees, this election is uncontested, and therefore the nominees must receive a majority of votes cast by stockholders to be elected.

Nominees for Director

The following table sets forth certain information about the nominees for director:

Lorinda A. Burgess
Age: 62 Director Since: 2021

Experience

Vice President, Finance and Chief Financial Officer, Americas Region of Medtronic Inc., a medical technology company, from March 2015 through June 2023. Director of AngioDynamics, Inc. (NASDAQ: ANGO).

Qualifications

Ms. Burgess spent 25 years at Medtronic and retired as a regional chief financial officer. She provides the Board of Directors with financial expertise and with broad operational and strategic experience developed throughout her career in a range of financial leadership roles.

Luis E. Rojo
Age: 52 Director Since: 2024

Experience

President and Chief Executive Officer of the Company since October 2024. Vice President and Chief Financial Officer of the Company from April 2018 through October 2024. From February 2018 to April 2018, Mr. Rojo served as Global Hair Care Finance Director at Procter and Gamble Co. (“P&G”), a branded consumer packaged goods company. From April 2014 to February 2018, he served as NA Hair Care Finance Director at P&G.

Qualifications

The Board believes that Mr. Rojo provides key insight into the Company’s day-to-day operations and financial condition.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of Ms. Burgess and Mr. Rojo to the Board of Directors, each for a three-year term.

Directors Who Are Not Nominated for Election

The following table sets forth certain information about those directors who are not up for election:

Randall S. Dearth
Age: 61 Director Since: 2012 Term Expires: 2027

Experience

Advisor to SK Capital Partners, LP, a private investment firm, since February 2025. Senior Director of SK Capital Partners, LP from January 2021 through January 2025. President and Chief Executive Officer of GCP Applied Technologies Inc., a leading global provider of construction products technologies, from August 2019 to September 2020. President and Chief Operating Officer of GCP Applied Technologies Inc. from September 2018 to August 2019.

Qualifications

Mr. Dearth also previously served as the President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer, and of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems. Mr. Dearth provides the Board of Directors with global executive leadership in the chemical industry and a global perspective on strategy and business conditions.

Joaquin Delgado
Age: 65 Director Since: 2011 Term Expires: 2026

Experience

Executive Vice President, Consumer Business Group of 3M Company, a global diversified technology company, from July 2016 to July 2019. Executive Vice President, Health Care Business Group of 3M Company, from October 2012 to July 2016. Trustee of each of Goldman Sachs Trust, Goldman Sachs Trust II, Goldman Sachs ETF Trust, Goldman Sachs ETF Trust II, Goldman Sachs Variable Insurance Trust, and Goldman Sachs Real Estate Diversified Income Fund, each of which is registered as an investment company under the Investment Company Act of 1940.

Qualifications

Dr. Delgado also held other executive leadership positions at 3M Company and holds a doctorate in polymer science and engineering. Dr. Delgado provides the Board of Directors with chemistry and innovation expertise and global business, operational, manufacturing, marketing and corporate development experience.

Susan M. Lewis
Age: 59 Director Since: 2024 Term Expires: 2027

Experience

Principal of Susan Lewis Consulting LLC, a business and executive consulting firm, from March 2021 through July 2023. Senior Vice President, Global Operations, of Corteva, Inc., a global agriculture company, from September 2018 to March 2021.

Qualifications

Ms. Lewis spent over 30 years at Dow Inc., a materials science company, with operations, environmental, health and safety, sustainability and risk management responsibilities. Ms. Lewis brings the Board of Directors global experience in Six Sigma, supply chain, process optimization and capital project management. Ms. Lewis has also sponsored organizational redesign, mergers and acquisitions and transformation projects.

Jan Stern Reed
Age: 65 Director Since: 2015 Term Expires: 2027

Experience

Senior Vice President, General Counsel and Corporate Secretary of Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise, from February 2015 to February 2016. Senior Vice President, General Counsel and Secretary of Walgreen Co. from October 2014 to February 2015. Director of AngioDynamics, Inc. (NASDAQ: ANGO) and Avita Medical, Inc. (NASDAQ: RCEL).

Qualifications

Prior to joining Walgreens, Ms. Reed was Executive Vice President – Human Resources, General Counsel and Corporate Secretary of Solo Cup Company. Ms. Reed provides the Board of Directors with global executive leadership experience in legal, corporate governance and strategic business matters, as well as extensive experience with risk management, compliance, acquisitions and employee development.

F. Quinn Stepan, Jr.
Age: 64 Director Since: 1999 Term Expires: 2026

Experience

Chairman of the Company since January 2017. Chief Executive Officer of the Company from January 2006 through April 2022. President of the Company from February 1999 through December 2020.

Qualifications

In his over 30-year career with the Company, Mr. Stepan served in a number of positions of increasing responsibility and in a variety of functions within the Company’s operations. Mr. Stepan’s leadership provides the Board of Directors with extensive knowledge of the Company’s strategy and operations.

Edward J. Wehmer
Age: 70 Director Since: 2003 Term Expires: 2025

Experience

Founder and Senior Advisor of Wintrust Financial Corporation, a financial services company, since May 2023. Executive Chairman of Wintrust Financial Corporation from May 2023 to May 2024. Founder and Chief Executive Officer of Wintrust Financial Corporation from February 2020 through April 2023. President and Chief Executive Officer of Wintrust Financial Corporation from May 1998 to February 2020. Director of Wintrust Financial Corporation (NASDAQ: WTFC).

Qualifications

Mr. Wehmer is also a Certified Public Accountant. Mr. Wehmer provides the Board of Directors with expertise in strategic, financial, banking and accounting matters. Mr. Wehmer also has extensive experience with acquisitions.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of March 3, 2025, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock, other than members of the Company’s Board of Directors or management, whose ownership is set forth in the table below:

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock (1)

BlackRock, Inc. (2)	3,498,133	15.5%
The Vanguard Group, Inc. (3)	2,562,730	11.4%
State Street Corporation (4)	1,212,248	5.4%
Dimensional Fund Advisors LP (5)	1,201,147	5.3%

(1)	Based on 22,554,929 shares of Common Stock outstanding as of March 3, 2025.

(2)

As reported in a Schedule 13G/A filed with the SEC on January 22, 2024, by BlackRock, Inc. (“BlackRock”), 50 Hudson Yards, New York, New York 10001. In the Schedule 13G/A, BlackRock reported that, as of December 31, 2023, it had sole voting power as to 3,440,371 shares of Common Stock and sole dispositive power as to 3,498,133 shares of Common Stock.

(3)

As reported in a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In the Schedule 13G/A, Vanguard reported that, as of December 29, 2023, it had shared voting power as to 17,017 shares of Common Stock, sole dispositive power as to 2,523,067 shares of Common Stock and shared dispositive power as to 39,663 shares of Common Stock.

(4)

As reported in a Schedule 13G/A filed with the SEC on January 24, 2024, by State Street Corporation (“State Street”), State Street Financial Center, 1 Congress Street, Suite 1, Boston, Massachusetts 02114. In the Schedule 13G/A, State Street reported that, as of December 31, 2023, it had shared voting power as to 1,137,499 shares of Common Stock and shared dispositive power as to 1,212,248 shares of Common Stock.

(5)

As reported in a Schedule 13G filed with the SEC on February 9, 2024, by Dimensional Fund Advisors LP (“Dimensional”), 6300 Bee Cave Road, Building One, Austin, Texas 78746. In the Schedule 13G, Dimensional reported that, as of December 29, 2023, it had sole voting power as to 1,177,693 shares of Common Stock and sole dispositive power as to 1,201,147 shares of Common Stock.

Security Ownership of the Board of Directors and Management

The following table sets forth, as of March 3, 2025, the security ownership of each executive officer listed in the Summary Compensation Table in this proxy statement, each director and nominee for director, and all currently serving directors and executive officers as a group. The address for each director, nominee for director, and executive officer is c/o Stepan Company, 1101 Skokie Boulevard, Northbrook, Illinois 60062.

Name	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)

Scott R. Behrens	50,434 (2)	*
Lorinda A. Burgess	4,751 (3)	*
Randall S. Dearth	12,944 (4)	*
Joaquin Delgado	13,571	*
Robert J. Haire, Jr.	1,578 (5)	*
Samuel S. Hinrichsen	967 (6)	*
David G. Kabbes	20,945 (7)	*
Susan M. Lewis	1,896	*
Sean T. Moriarty	34,129 (8)	*
Jan Stern Reed	11,411	*
Luis E. Rojo	26,704 (9)	*
F. Quinn Stepan, Jr.	1,040,488 (10)	4.6%
Edward J. Wehmer	25,311 (11)	*
All Directors and Executive Officers	1,711,354 (12)	7.6%

*	Less than one percent of outstanding shares of Common Stock.

(1)

Based on 22,554,929 shares of Common Stock outstanding as of March 3, 2025. Number of shares of Common Stock for each director, nominee for director, and executive officer (and all directors and executive officers as a group) includes (a) shares of Common Stock owned by the spouse of each director, nominee for director, or executive officer, and shares of Common Stock held by each director, nominee for director, or executive officer, or such person’s spouse as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options or stock appreciation rights (“SARs”) granted pursuant to the Company’s incentive compensation plans, and (c) shares of Common Stock pledged as security by such director, nominee for director, or executive officer, or such person’s family members.

(2)

Includes (a) 4,188 shares of Common Stock allocated to Mr. Behrens under the Company’s Employee Stock Ownership Plan II (“ESOP II”), (b) 17,569 shares of Common Stock that Mr. Behrens has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans and (c) 14,258 shares of Common Stock credited to Mr. Behrens’ stock account under the Management Incentive Plan (as amended and restated effective January 1, 2015, the “Management Incentive Plan”). Amounts credited to an employee’s stock account will be paid to the employee at the time of separation of service from the Company as the employee has elected under the provisions of the Management Incentive Plan. Mr. Behrens served as the Company’s President and Chief Executive Officer until October 29, 2024. The information shown is as of March 11, 2024, the filing date of Mr. Behrens’ most recent Form 4.

(3)	Includes 1,417 shares of Common Stock credited to Ms. Burgess’ account pursuant to the Company’s incentive compensation plans.

(4)	Includes 1,338 shares of Common Stock credited to Mr. Dearth’s account pursuant to the Stepan Company Directors Deferred Compensation Plan (as amended and restated as of January 1, 2012).

(5)

Includes (a) 90 shares of Common Stock allocated to Mr. Haire under ESOP II and (b) 1,121 shares of Common Stock that Mr. Haire has the right to acquire through the vesting of restricted stock units (“RSUs”) granted pursuant to the Company’s incentive compensation plans.

(6)

Includes (a) 367 shares of Common Stock allocated to Mr. Hinrichsen under ESOP II, (b) 57 shares of Common Stock that Mr. Hinrichsen has the right to acquire through the vesting of RSUs granted pursuant to the Company’s incentive compensation plans, and (c) 106 shares of Common Stock credited to Mr. Hinrichsen’s stock account under the Management Incentive Plan.

(7)

Includes (a) 402 shares of Common Stock allocated to Mr. Kabbes under ESOP II, (b) 7,967 shares of Common Stock that Mr. Kabbes has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) 571 shares of Common Stock that Mr. Kabbes has the right to acquire through the vesting of RSUs granted pursuant to the Company’s incentive compensation plans.

(8)

Includes (a) 4,478 shares of Common Stock allocated to Mr. Moriarty under ESOP II, (b) 9,355 shares of Common Stock that Mr. Moriarty has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (c) 571 shares of Common Stock that Mr. Moriarty has the right to acquire through the vesting of RSUs granted pursuant to the Company’s incentive compensation plans, and (d) 5,751 shares of Common Stock credited to Mr. Moriarty’s stock account under the Management Incentive Plan.

(9)

Includes (a) 512 shares of Common Stock allocated to Mr. Rojo under ESOP II, (b) 11,861 shares of Common Stock that Mr. Rojo has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (c) 857 shares of Common Stock that Mr. Rojo has the right to acquire through the vesting of RSUs granted pursuant to the Company’s incentive compensation plans, and (d) 2,329 shares of Common Stock credited to Mr. Rojo’s account under the Management Incentive Plan.

(10)

Includes (a) 177,150 shares of Common Stock that Mr. Stepan has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (b) 63,405 shares of Common Stock credited to Mr. Stepan’s stock account under the Management Incentive Plan.

(11)	Includes 15,174 shares of Common Stock credited to Mr. Wehmer’s account pursuant to the Company’s incentive compensation plans.

(12)

As of March 3, 2025, directors and executive officers as a group had (a) 11,740 shares of Common Stock allocated to them under ESOP II, (b) the right to acquire 230,847 shares of Common Stock through the exercise of stock options, (c) the right to acquire 4,321 shares of Common Stock through the vesting of RSUs, and (d) 85,850 shares of Common Stock credited to their stock accounts under the Management Incentive Plan. In addition, the amount shown includes 91,607 shares of Common Stock that were held in the Company’s qualified plans and deemed to be beneficially owned by the Plan Committee, which is comprised of executive officers of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America, N.A. (“Bank of America”). Bank of America expressly disclaims any beneficial ownership in the securities of this plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder require the Company’s executive officers, directors, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership of Common Stock with the SEC. Based solely upon a review of such reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such required reports have been timely filed, other than reports by Mr. F. Quinn Stepan, Jr. reporting shares held by estates of which Mr. Stepan serves as an executor, which forms were inadvertently filed late due to administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

The Company has adopted a written policy entitled “Related Party Transaction Policy” (the “Related Party Transaction Policy”). The policy was initially approved by the Audit Committee of the Board of Directors in February 2007, has been annually reviewed by the Audit Committee and was last amended in April 2024. This policy applies to material transactions (“Related Party Transactions”) involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, director, nominee for election as a director, beneficial owner of five percent or more of the Company’s Common Stock, or immediate family member of these persons, or any entity for which any of the foregoing persons is an executive officer, general partner, managing member, principal or greater than five percent beneficial owner. The Related Party Transaction Policy states that the Company will consummate a Related Party Transaction only when the Audit Committee approves the transaction after considering the factors set forth in the Related Party Transaction Policy. If advance Audit Committee approval of a Related Party Transaction is not feasible, then the Company may preliminarily enter into the transaction upon prior approval by the Chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party.

The factors considered by the Audit Committee in its evaluation of a Related Party Transaction include the relevant facts and circumstances of the proposed Related Party Transaction, whether the Related Party Transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Richard Stepan, brother of F. Quinn Stepan, Jr., Chairman of the Board, is a current officer of the Company. Mr. Richard Stepan is neither a director nor a nominee for director. As an employee of the Company, Mr. Richard Stepan receives a base salary, short-term and long-term incentive compensation as appropriate for his position and other regular and customary employee benefits generally available to all Company employees and is eligible for other limited perquisites available to employees at his level within the organization. For 2024, Mr. Richard Stepan was paid a salary of $359,926, short-term incentive compensation of $67,989 and a long-term incentive compensation award of RSUs, SARs and performance shares with a target value of $450,000. The Audit Committee approved the Company’s employment of Mr. Richard Stepan pursuant to the Related Party Transaction Policy and procedures described above.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s directors, officers and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at https://stepan.gcs-web.com/corporate-governance/highlights. Stockholders may also request free printed copies of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, 1101 Skokie Boulevard, Northbrook, Illinois 60062.

Board Committees

The Board of Directors has four standing committees: the Audit Committee, the Compliance Committee, the Human Capital and Compensation Committee, and the Nominating and Corporate Governance Committee, each composed entirely of independent directors. The charter of each committee is available at https://stepan.gcs-web.com/corporate-governance/highlights.

Audit Committee

The primary functions of the Audit Committee are to (a) assist the Board of Directors in fulfilling its oversight responsibilities to stockholders, the investment community and creditors in relation to (i) the quality and integrity of the Company’s financial statements, (ii) the adequacy of the Company’s internal control over financial reporting, (iii) the Company’s compliance with legal and regulatory requirements (in coordination with the Compliance Committee), (iv) the registered public accounting firm’s qualifications and independence, and (v) the performance of the independent auditors and the Company’s internal audit function; and (b) prepare the Audit Committee report included in each proxy statement. The responsibilities of the Audit Committee include annual selection and engagement of the Company’s independent registered public accounting firm, review of the proposed fees and scope of work of the independent registered public accounting firm’s year-end audit, review with the Company’s independent registered public accounting firm of the results of the year-end audits of the Company’s financial statements and internal control over financial reporting, review of the Company’s financial statements with the Company’s independent registered public accounting firm prior to the Company’s filing of each quarterly report on Form 10-Q and annual report on Form 10-K, review of findings reported by the Company’s internal audit department and management’s responses, review of the internal audit program of the Company and review, approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transaction Policy and review of the Company’s risk assessment and risk management policies and procedures, including those relating to the Company’s enterprise risks, financial risks and information security risks. The Audit Committee held five meetings in 2024.

The Audit Committee is comprised of Ms. Burgess (Chair), Mr. Dearth, Dr. Delgado, Ms. Lewis, Ms. Reed and Mr. Wehmer, all of whom are financially literate and are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.” The Board of Directors has determined that each of Ms. Burgess and Mr. Wehmer qualifies as an audit committee financial expert within the meaning of SEC regulations.

Compliance Committee

The primary functions of the Compliance Committee are to assist the Board in fulfilling its oversight responsibilities with respect to (a) the Company’s overall compliance with significant legal and regulatory requirements, as well as (b) compliance with its business ethics policies and Code of Conduct. The Compliance Committee held five meetings in 2024.

The Compliance Committee is comprised of Ms. Burgess, Mr. Dearth (Chair), Dr. Delgado, Ms. Lewis, Ms. Reed and Mr. Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

Human Capital and Compensation Committee

The primary functions of the Human Capital and Compensation Committee are to (a) establish and administer the Company’s policies, programs and procedures for compensating its executive management and (b) provide advice and counsel to the Company regarding executive development and succession planning. The responsibilities of the Human Capital and Compensation Committee include reviewing and setting or recommending the compensation of the Company’s executive officers, recommending and administering cash-based and equity-based incentive compensation plans, reviewing and recommending director compensation, reviewing and recommending the Company’s Compensation Discussion and Analysis included in each proxy statement, and preparing the Human Capital and Compensation Committee Report included in each proxy statement. The Human Capital and Compensation Committee also reviews and advises management regarding the Company’s human capital management. The Human Capital and Compensation Committee held nine meetings in 2024.

The Human Capital and Compensation Committee is comprised of Ms. Burgess, Mr. Dearth, Dr. Delgado, Ms. Lewis, Ms. Reed (Chair) and Mr. Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.”

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (a) identify individuals qualified to become board members and recommend the director nominees for election at each annual meeting of stockholders, (b) develop and recommend the Company’s Corporate Governance Guidelines, (c) oversee the evaluation of the Board of Directors and (d) recommend the members for each Board committee. In addition, the responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board on corporate governance matters and the Board’s structure. The Nominating and Corporate Governance Committee held five meetings in 2024.

The Nominating and Corporate Governance Committee is comprised of Ms. Burgess, Mr. Dearth, Dr. Delgado (Chair), Ms. Lewis, Ms. Reed and Mr. Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

Board Performance Evaluations

Annually, each director completes an evaluation of the full Board of Directors and of each standing committee on which the director serves. The Company’s Vice President, General Counsel and Secretary compiles the results of the assessments and provides the results to the Nominating and Governance Committee and to the Board of Directors. The Board of Directors initially discusses the assessment results with the Chairman and the Chief Executive Officer in attendance, and if desired by any director, the assessment results are also discussed at Executive Sessions of the non-management directors and at Executive Sessions of the independent directors. This assessment evaluates the

Board of Directors’ composition and contribution as a whole to the Company and reviews areas in which the Board of Directors and/or management believes a stronger contribution could be made. The

Nominating and Corporate Governance Committee is also responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Board Meetings and Attendance

During 2024, the Board of Directors held six meetings. During 2024, all of the directors attended more than 75% of the total number of meetings of the Board of Directors and the meetings of committees of the Board of Directors of which each director was a member. While all directors are encouraged to attend, the Company does not have a formal policy requiring attendance at the Company’s annual meeting of stockholders. All directors attended the 2024 Annual Meeting of Stockholders in person. The Company currently expects that all directors and nominees will attend the 2025 Annual Meeting.

Director Nomination Process

The Corporate Governance Guidelines contain the Board of Directors membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, director nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees includes recommendations by stockholders, search firms, non-management directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the director independence standards described below, and interviews of director candidates by the Nominating and Corporate Governance Committee.

It is the policy of the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders for membership on the Board of Directors. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the general criteria and required information previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant. Any stockholder recommendation proposed for consideration by the Nominating and Corporate Governance Committee must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws to the Secretary of the Company at Stepan Company, Secretary’s Office, 1101 Skokie Boulevard, Northbrook, Illinois 60062. The deadline to submit a director recommendation for the 2026 Annual Meeting of Stockholders is set forth in the “2026 Stockholder Proposals and Director Nominations” section below.

Board Composition

The following charts summarize the current composition of the Board of Directors:

In accordance with the Company’s Corporate Governance Guidelines, when identifying director nominees, the Nominating and Corporate Governance Committee and the Board of Directors consider a broad definition of diversity. This definition includes, but is not limited to, diversity of professional, technical, operational, international and financial experience, skills and characteristics. The Board has also considered experience related to the Company’s business and industry.

Director Independence

For purposes of determining director independence, the Company uses the New York Stock Exchange director independence standards. No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The director is a current partner or employee of a firm that is the Company’s internal auditor or independent registered public accounting firm; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s directors and each member of the Audit Committee, Compliance Committee, Human Capital and Compensation Committee and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined, following the recommendation of the Nominating and Corporate Governance Committee, that each of Ms. Burgess, Mr. Dearth, Dr. Delgado, Ms. Lewis, Ms. Reed and Mr. Wehmer is independent under the standards set forth above. In addition, the Board of Directors has determined that each of the members of the standing committees satisfies the Company’s independence standards, including the additional independence standards and financial literacy requirements required for audit committee members and compensation committee members, as applicable, established by SEC and New York Stock Exchange rules. Mr. Stepan is not deemed independent under the rules of the New York Stock Exchange because he served as an employee of the Company until April 25, 2022, and his brother, Richard Stepan, serves as an executive officer of the Company. Mr. Rojo is not deemed independent under the rules of the New York Stock Exchange because he currently serves as the President and Chief Executive Officer of the Company.

In making independence determinations, the Nominating and Corporate Governance Committee, with assistance from the Company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, the Nominating and Corporate Governance Committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management. In addition, the Nominating and Corporate Governance Committee considered any relationships between the Company and entities for which any director serves as management or a member of the board of directors.

Board Leadership Structure

The Board of Directors regularly reviews its leadership structure in light of the Company’s then-current needs, trends, internal assessments of Board effectiveness, and other factors. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board because the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.

Currently, the Board believes the interests of the Company and its stockholders are best served through a leadership model with the roles of Chairman and Chief Executive Officer separated. Mr. Stepan, who served as the Company’s Chief Executive Officer until April 25, 2022, continues to serve as Chairman of the Board. Mr. Rojo is Chief Executive Officer and is a member of the Board.

The Board believes that Mr. Stepan’s experience puts him in the best position to provide broad leadership for the Board in the role of Chairman as the Board works to deliver value to stockholders. Mr. Stepan possesses extensive knowledge and understanding of the Company and its operations, strategic planning matters, and the industry in general, developed during his over 30-year career with the Company.

To aid the Board’s independent oversight of the Company and management, the Board has elected Mr. Wehmer as Lead Independent Director. Mr. Wehmer has informed the Board of his intent to retire from the Board upon the expiration of his current term as a director. As such, his term as Lead Independent Director will expire on the date of the Annual Meeting. The Board has elected Mr. Death to succeed Mr. Wehmer as Lead Independent Director. The Board believes that the election of the Lead Independent Director enhances the Board’s commitment to maintaining strong corporate governance and provides effective independent Board leadership. Among other responsibilities, the

Lead Independent Director presides at all Executive Sessions of the independent directors, advises the Chairman on Board meeting schedules, agendas and materials, and serves as principal liaison between the independent directors and the Chairman. The Lead Independent Director, in consultation with the Chairman and the chair of the Human Capital and Compensation Committee, also leads the process for the evaluation of the Chief Executive Officer.

In addition, the independent directors regularly meet in Executive Sessions without the Chairman, the Chief Executive Officer and other members of management present in accordance with the Company’s Corporate Governance Guidelines.

Risk Management

The Board of Directors takes an active role in overseeing the Company’s financial and non-financial risks. The Audit Committee, which is chaired by Ms. Burgess, leads the Board’s oversight of Company risks. The Audit Committee reviews the Company’s risk assessment and risk management policies and procedures, including those relating to the Company’s enterprise risks, financial risks and information security risks. The Audit Committee receives reports from the Company’s Director of Internal Audit, Chief Compliance and Risk Officer, Chief Financial Officer, and General Counsel, all of whom are responsible for various aspects of the Company’s risk management. The Director of Internal Audit reports directly to the Audit Committee. The Audit Committee also meets with the Company’s external auditors separately from management.

The Compliance Committee, which is chaired by Mr. Dearth, oversees risk assessment and risk mitigation related to matters within the Compliance Committee’s oversight responsibilities, which may include environmental protection, employee health, safety and security, data privacy, employment, anti-bribery and anti-corruption, product quality compliance, and ethics and compliance training.

The Human Capital and Compensation Committee, which is chaired by Ms. Reed, takes the lead role in overseeing the management of risks as they relate to the Company’s compensation policies and practices. During 2024, the Human Capital and Compensation Committee reviewed these compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

Executive Sessions

The Company’s Corporate Governance Guidelines require Executive Sessions of independent directors to be held at least once per year. Any independent director can request that additional Executive Sessions be scheduled. In 2024, six Executive Sessions without management were held by the independent directors and chaired by Mr. Wehmer in his capacity as Lead Independent Director. In addition, Executive Sessions without management were also held after many Board committee meetings during 2024 and were chaired by the respective chairs of the Board committees.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Human Capital and Compensation Committee in 2024 were Ms. Burgess, Mr. Dearth, Dr. Delgado, Ms. Lewis, Ms. Reed (Chair) and Mr. Wehmer. None of the members of the Human Capital and Compensation Committee during 2024 were at any time an officer or employee of the Company nor did any member participate in a Related Party Transaction. In 2024, none of the Company’s executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Human Capital and Compensation Committee or as one of the Company’s directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Executive Compensation in 2024

In 2024, the Company and the Human Capital and Compensation Committee of the Board of Directors (the “Committee”) applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining the compensation for the individuals named in the Summary Compensation Table. Those individuals are referred to herein as the named executive officers (“NEOs”). The NEOs for 2024 were:

NEO	Title
Luis E. Rojo (1)	President and Chief Executive Officer
Samuel S. Hinrichsen (2)	Vice President and Interim Chief Financial Officer
Robert J. Haire, Jr.	Executive Vice President, Supply Chain
David G. Kabbes	Vice President, General Counsel and Secretary
Sean T. Moriarty	Vice President and General Manager – Surfactants
Scott R. Behrens (3)	Former President and Chief Executive Officer

(1)	Mr. Rojo served as the Company’s Vice President and Chief Financial Officer until his promotion to President and Chief Executive Officer on October 29, 2024.

(2)	Mr. Hinrichsen was promoted to Vice President and Interim Chief Financial Officer on October 29, 2024.

(3)	Mr. Behrens served as the Company’s President and Chief Executive Officer until October 29, 2024.

Significant Developments in 2024

Company Performance

(1)

In 2024, the Company reported net income of $50.4 million, or $2.20 per diluted share, compared to $40.2 million, or $1.75 per diluted share, in 2023, a 25% increase. The Company’s adjusted net income was $50.5 million, or $2.20 per diluted share, versus $50.7 million, or $2.21 per diluted share, in 2023.[1]

(2)

The Surfactant segment delivered operating income of $85.6 million, an 18% increase versus prior year. The Polymer segment delivered $40.6 million of operating income, a 33% decrease versus the prior year. Specialty Product operating income was $20.9 million, an 82% increase versus prior year.

(3)

For the full year, the Company paid $34.0 million of dividends. With the increased cash dividend in the fourth quarter of 2024, the Company has increased the dividend on its Common Stock for the 57th consecutive year.

Key Developments Impacting Executive Compensation

(1)	The Company’s advisory Say-on-Pay vote was supported by 96% of votes cast at the Company’s 2024 Annual Meeting.

1 Adjusted net income is a financial measure that has not been calculated pursuant to U.S. generally accepted accounting principles (“GAAP”). See Appendix A for further discussion and a reconciliation of this non-GAAP financial measure to net income, the most directly comparable GAAP financial measure.

(2)

In light of the Company’s 2024 financial performance, the Company Financial Performance Objectives were not achieved. As discussed in more detail below, after discussions with the Committee, Mr. Rojo opted out of the potential opportunity to receive any discretionary annual incentive award in order to increase the available pool for such discretionary awards for other executive officers. In addition, due to the Company’s 2024 financial performance, the performance shares that were granted to the NEOs in February 2024 under the Company’s long-term incentive plan were forfeited.

(3)

After considering all components of the total compensation paid to the NEOs in 2024, the Committee determined that the 2024 NEO compensation was competitive, reasonable, and aligned with both Company performance and stockholder interests.

Executive Compensation Best Practices the Company Follows

What We Do		What We Don’t Do

✓	Pay for Performance—a Majority of our NEOs’ Annual Total Compensation is Variable and At-Risk	✗	No Grants of Discounted Stock Options or Stock Appreciation Rights

✓	Align Executives’ Total Compensation Mix with Stockholders’ Interests	✗	No Repricing or Replacing Outstanding Stock Options or Stock Appreciation Rights Without Stockholder Approval

✓	Require Significant Executive Stock Ownership	✗	No Employment Agreements That Guarantee Employment or Compensation

✓	Limit Performance-Based Incentive Awards to a Maximum of 200% of Target	✗	No Standing Individual Severance or Change-in-Control Agreements

✓	Provide Limited Executive Perquisites	✗	No Use of Excise Tax Gross-Ups

✓	Subject Incentive Compensation to a Clawback Policy	✗	No Dividend Payments on Unearned Performance Shares

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees. Compensation levels commensurate with Company performance are designed to align the interests of our employees with the interests of our stockholders. To better align our NEOs’ compensation with the interests of our stockholders, a substantial portion of compensation is at-risk and performance-based.

The Company’s guiding philosophy in setting executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and the level of individual and corporate performance achieved. Executive compensation should be competitive internally and externally with like or comparable positions based on job descriptions and responsibilities at similarly sized companies within the Company’s industry, Peer Group (as defined below) and other appropriate related industry data or survey information. The Company’s compensation philosophy is reviewed at least annually by the Committee.

The effectiveness of the executive compensation program is primarily measured by Company performance, stock price appreciation, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use both a chemical industry peer group as well as aggregate executive compensation survey data to annually assess executive compensation as described below under “Compensation Peer Group and Survey Data.” Except for the limits regarding incentive compensation as described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Objectives

The overall objectives of the Company’s compensation program (in which each NEO participates) are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for market-competitive levels of compensation; and

•	attract and retain employees of outstanding ability.

Role of the Human Capital and Compensation Committee

The Committee is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below. The Committee is also responsible for providing advice to the Company regarding executive development and succession planning. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual.

Role of the Compensation Consultant

The Committee engaged Exequity LLP (“Exequity”) as its independent compensation consultant for 2024. Exequity advises the Committee on a range of executive compensation matters. The scope of Exequity’s services to the Committee includes, but is not limited to, the following:

•	Providing the Committee with an assessment of the market competitiveness of the Company’s executive compensation.

•	Apprising the Committee of executive compensation-related trends and developments in the marketplace.

•	Informing the Committee of regulatory developments relating to executive compensation practices.

•	Assisting the Committee with goal setting, calibrating levels of pay to various levels of performance, and pay for performance alignment.

•	Comparing Company executive compensation plan designs and practices to the marketplace.

•

Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

Exequity reports directly to the Committee. The Committee conducted its annual assessment of Exequity’s independence pursuant to SEC rules and determined that no conflict of interest exists that would prevent Exequity from independently advising the Committee. Exequity does not provide any other services to management or the Company.

Role of the Committee and Executives in Establishing Executive Compensation

The Committee determines the compensation of the Chief Executive Officer. The Chief Executive Officer and Vice President and Chief Human Resources Officer make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs, other than with respect to their own compensation. The Committee then reviews these recommendations and approves the final compensation for all executive officers. All recommendations made to the Committee and all determinations made by the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Compensation Peer Group and Survey Data” and “Elements of Compensation” sections below.

Advisory Vote to Approve Executive Compensation

The advisory vote in 2024 was the fourteenth consecutive year that the Company’s Say-on-Pay vote was supported by its stockholders with the approval of more than 96% of the votes cast at the annual meeting of stockholders. As stated above, the Company’s advisory Say-on-Pay vote was supported by 96% of votes cast at the Company’s 2024 Annual Meeting. The Committee acknowledges and values the feedback from the Company’s stockholders on the annual Say-on-Pay vote and believes that these results demonstrate stockholder support of the Company’s executive compensation programs. As a result of the strong stockholder support for the 2024 Say-on-Pay vote, the Committee determined that the Company’s compensation practices and processes did not require any significant modifications to achieve the desired results of the Company’s compensation program or to address stockholder concerns and therefore did not make any changes as a direct result of such vote results. The Committee will continue to consider the outcome of these advisory votes when determining future executive compensation arrangements.

Executive Pay Mix

The Company targets a total compensation mix where fixed pay, consisting of base salary, is less than half of the total compensation that any NEO or executive officer may earn in any given year. The combined mix of both short-term and long-term incentives for executive officer compensation is structured to encourage the necessary focus and motivation to achieve outstanding results on an ongoing basis, both in the short term and long term. In addition, the combined focus on both short-term and long-term objectives is designed to align executive officers’ and stockholders’ interests. Short-term incentives for executive officers are based on individual and Company performance. Long-term incentives for executive officers are based on Company performance (performance shares) or are time-vested (RSUs and SARs). The Company’s total compensation targets assume above-average Company performance, and potential compensation can vary considerably depending on overall Company performance. The graphics below illustrate the pay mix for our Chief Executive Officer and other NEOs (other than Mr. Hinrichsen, who was promoted on October 29, 2024) on an average basis using target level of performance for all incentive awards. Because Mr. Behrens served as President and Chief Executive Officer and Mr. Rojo served as Vice President and Chief Financial Officer until October 29, 2024, the President and Chief Executive Officer graphic represents Mr. Behrens’ compensation and the All Other NEOs graphic includes Mr. Rojo’s compensation in his role as Vice President and Chief Financial Officer. Accordingly, Mr. Rojo’s compensation as President and Chief Executive Officer, including the equity awards granted in connection with his appointment, are not reflected in the graphics below.

President and Chief Executive Officer

Base Salary
18%
Short-Term
Incentive
Compensation
19%
Long-Term
Incentive
Compensation
63%

All Other NEOs (Average)
Long-Term Incentive Compensation 44%
Base Salary 32%
Short-Term Incentive Compensation 24%

Compensation Peer Group and Survey Data

To better understand the compensation practices of similar companies, the Committee reviews data gathered from a custom peer group (“Peer Group”) and general market survey data from Mercer LLC (“Mercer”). Information gathered from the Peer Group serves as the primary reference point for the Committee, with Mercer survey data used as a secondary reference.

The Peer Group consists of companies selected on the basis of chemical industry affiliation and size as compared to the Company (e.g., total revenues and market capitalization). The following companies comprised the Peer Group that the Committee referenced when setting 2024 compensation:

AdvanSix Inc.	The Chemours Company	NewMarket Corporation
Ashland Inc.	H.B. Fuller Company	Quaker Chemical Corporation
Avient Corporation	Innospec Inc.	RPM International Inc.
Cabot Corporation	Koppers Holdings, Inc.	Sensient Technologies Corporation

The Committee undertakes annual evaluations of the Peer Group in order to ensure the Company is comparing itself with companies that have the characteristics to appropriately match the Company. Exequity performed a review of the Peer Group listed above in July 2024 and the Committee did not make changes to the Peer Group as a result of such review. The Committee and its independent compensation consultant will continue to monitor the Peer Group going forward as appropriate.

When assessing the competitiveness of Company compensation programs, the Committee, in part, uses median compensation levels in the Peer Group as a reference point to provide a framework for and on which to base individual compensation decisions. The Committee generally references median total compensation for executive officers, but the Committee retains discretion to determine appropriate compensation levels. The Committee believes that all NEOs’ and executive officers’ total compensation amounts are within appropriate and reasonable levels as compared to the Peer Group data considering performance, experience level, time in position and both external and internal equity evaluations.

Elements of Compensation

For the fiscal year ended December 31, 2024, the principal elements of compensation for the executive officers, including the NEOs, were as follows:

Compensation Element

Purpose	Description

Base Salary

To attract and retain employees of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities and performance, time in position at the Company and reference to Peer Group data

Short-Term Incentive Compensation

To drive improvement in year-over-year financial performance; to motivate, attract and retain employees; and to align executives’ interests directly with Company financial objectives	Variable, annual, at-risk cash component of pay that rewards achievement of pre-determined Company and individual goals

Long-Term Incentive Compensation

To promote retention of executives, to reward outstanding Company performance, to encourage a focus on the Company’s long-term financial results, and to align executive interests with stockholder interests

Variable, at-risk, equity component of pay for eligible participants that rewards stockholder value creation over the long term

Retirement Benefits, Perquisites and Other Benefits

To promote retention, to attract outstanding employees and to provide employees with a tax deferred retirement savings vehicle directly connected to the Company’s financial results

Company dollar-for-dollar matching contribution up to six percent of base salary under a Savings and Investment Retirement Plan for all U.S. employees, plus supplemental contributions based on the Company’s financial results

Compensation Element

Purpose	Description
Executives and key employees, including the NEOs, are eligible for a limited amount of perquisites Benefit programs that are available to all U.S. salaried employees

Base Salary

The Company has established salary grades and ranges for all global employees, including the NEOs. Salary grades reflect the responsibility level of the position (i.e., positions with a greater level of responsibility have a higher salary grade). The salary range for each grade is primarily based on survey data. The salary grade structure enables the Company to ensure that pay is both market competitive and internally equitable.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the Peer Group data, and the executive’s performance, reviews and determines the Chief Executive Officer’s salary on an annual basis. The Chief Executive Officer and the Vice President and Chief Human Resources Officer make recommendations to the Committee regarding compensation for all other NEOs. The Committee has the discretion to approve such recommendations or revise the recommended amounts, higher or lower, based upon each executive officer’s individual performance. The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those for the other NEOs and executive officers.

The NEOs’ base salaries, as of December 31, 2024, are shown below. On March 1, 2024, the NEOs’ base salaries were increased slightly in light of individual performance assessments. In addition, each of Mr. Rojo and Mr. Hinrichsen received base salary increases effective as of October 29, 2024, in connection with their promotions.

NEO	2023 Base Salary	2024 Base Salary
Luis E. Rojo (1)	$546,000	$940,000
Samuel S. Hinrichsen (2)	N/A	$300,000
Robert J. Haire, Jr.	$460,000	$472,420
David G. Kabbes	$464,000	$476,528
Sean T. Moriarty	$462,000	$474,474
Scott R. Behrens	$940,000	$940,000

(1)

Mr. Rojo served as the Company’s Vice President and Chief Financial Officer until his promotion to President and Chief Executive Officer on October 29, 2024. Prior to his promotion, Mr. Rojo’s base salary was $560,742.

(2)	Mr. Hinrichsen was promoted to Vice President and Interim Chief Financial Officer on October 29, 2024. Prior to his promotion, Mr. Hinrichsen’s base salary was $267,020.

Short-Term Incentive Compensation

NEOs and certain other employees are eligible for short-term incentive compensation as set forth in the Management Incentive Plan. The purpose of the Company’s short-term incentive compensation program is to promote improvement in year-over-year financial performance; to motivate, attract and retain executive, managerial and key employees of outstanding ability; and to align participants’ interests directly with the Company’s financial targets. The target amount of short-term incentive compensation for each NEO is expressed as a percentage of the executive’s actual base salary earned during the respective calendar year. Because senior managers have a greater ability to impact Company results, a significant percentage of their total target compensation is at-risk. The Chief Executive Officer position has the highest level of responsibility, and therefore, the target percentage exceeds the other NEOs’ target percentages.

The extent, if any, to which an incentive award will be payable to an NEO will be based primarily upon the degree of achievement of pre-established performance goals over the specified calendar year. In years when Company performance is exceptional and above the Target level, it is possible for NEOs to receive annual incentive payments above Target, while in years when Company or individual performance is below the Threshold level for a particular metric, no annual incentive will be paid based upon performance on that metric. In addition, the Committee may, in its sole discretion, increase, reduce or eliminate the amount that would otherwise be payable to the NEO with respect to a calendar year.

The following chart reflects the Target Annual Incentive Award and Maximum Annual Incentive Award for each NEO for 2024 under the terms of the Management Incentive Plan (which target amounts were the same as for 2023 for each NEO, other than Messrs. Rojo and Hinrichsen as described below):

NEO	Target Annual Incentive Award (% of 2024 Salary Earned)	Maximum Annual Incentive Award (% of 2024 Salary Earned)
Luis E. Rojo (1)	100.0%	200.0%
Samuel S. Hinrichsen (2)	48.0%	96.0%
Robert J. Haire, Jr.	75.0%	150.0%
David G. Kabbes	65.0%	130.0%
Sean T. Moriarty	75.0%	150.0%
Scott R. Behrens	100.0%	200.0%

(1)

The Target and Maximum Annual Incentive Awards shown for Mr. Rojo reflect amounts applicable to the period of his service as President and Chief Executive Officer beginning on October 29, 2024. Mr. Rojo’s Target and Maximum Annual Incentive Awards during the period of his service as Vice President and Chief Financial Officer were 75.0% and 150.0%, respectively, of salary earned during the applicable period.

(2)

The Target and Maximum Annual Incentive Awards shown for Mr. Hinrichsen reflect amounts applicable to the period of his service as Vice President and Interim Chief Financial Officer beginning on October 29, 2024. Prior to his promotion, Mr. Hinrichsen’s Target and Maximum Annual Incentive Awards were 36% and 54%, respectively, of salary earned during the applicable period.

Each NEO’s annual incentive payment is determined based on the Company’s achievement of overall financial performance objectives (“Corporate Financial Performance Objectives”) and the achievement of individual performance objectives (“Individual Performance Objectives”), as described below. For 2024, each NEO’s Annual Incentive Award could be increased by a prorated amount if Corporate Net Income exceeded the Target objective, with a two times multiplier applied if Corporate Net Income met or exceeded the Maximum objective. Similarly, each NEO’s Annual Incentive Award could be reduced if Corporate Net Income did not meet the Threshold objective.

Corporate Financial Performance Objectives

The Committee establishes the Corporate Financial Performance Objectives at the beginning of each calendar year. For 2024, the Committee established targets for the three Corporate Financial Performance Objectives for all NEOs: Corporate Net Income, Corporate EBITDA and Corporate

Growth Goal.2 The Committee added Corporate EBITDA to the Corporate Financial Performance Objectives in 2024 in order to better align with market practice.

For 2024, the following performance levels were established for the Corporate Net Income objective:

	Threshold	Target	Maximum
Corporate Net Income	$56.0 million	$70.2 million	$98.0 million

For 2024, the following performance levels were established for the Corporate EBITDA objective:

	Threshold	Target
Corporate EBITDA	$198.0 million	$248 million

The Corporate Growth Goal consisted of profit goals for three categories of products and customers. Together, the three categories of products and customers had an assigned profit goal. The Corporate Growth Goal was based upon strategic growth priorities for the Company and was designed to be difficult but achievable. The Corporate Growth Goal consisted of profit growth in the following categories: Rigid Polyols, Functional Products and Tier 2 and Tier 3 Surfactant Customers.

For 2024, the following performance levels were established for the Corporate Growth Goal with reference to the profit achieved:

	Threshold	Target
Corporate Growth Goal	$704.0 million	$750.0 million

Each NEO’s annual incentive objectives include these Corporate Financial Performance Objectives. For 2024, all NEOs had at least 30% of their annual incentives tied to these objectives. Within the Corporate Financial Performance Objectives, the largest weighting was assigned to the Corporate Net Income objective and the smallest weighting was assigned to the Corporate Growth Goal objective.

The following table shows the Company’s performance against the Corporate Net Income, Corporate EBITDA and Corporate Growth Goal objectives in 2024:

Objective	2024 Results	2024 Threshold	Annual Incentive Award Earned (% of 2024 Salary Earned)
Corporate Net Income	$ 50.5 million	$ 56.0 million	0%
Corporate EBITDA	$ 187.0 million	$ 198.0 million	0%
Corporate Growth Goal	$ 692.3 million	$ 704.0 million	0%

For 2024, the Company did not meet the Corporate Net Income Threshold objective of $56.0 million, with a result of $50.5 million, did not meet the Corporate EBITDA Threshold objective of $198.0 million, with a result of $187.0 million, and did not meet the Corporate Growth Goal Threshold objective of $704.0 million, with a result of $692.3 million.

Individual Performance Objectives

The President and Chief Executive Officer and the Committee agreed upon the Individual Performance Objectives for the President and Chief Executive Officer at the beginning of 2024. For executives other than the Chief Executive Officer, the Chief Executive Officer and the executive agree upon Individual Performance Objectives at the beginning of each calendar year. These Individual Performance Objectives may either be financial objectives for a particular business segment or function, or achievement of certain strategic objectives specific to their function and responsibility. For 2024 prior to

2 Corporate Net Income and Corporate EBITDA are non-GAAP measures. See Appendix A for definitions.

his departure, Mr. Behrens’ Individual Performance Objectives as Chief Executive Officer included enhancing long-term Company performance by championing core culture and values, including safety, compliance, employee engagement, leadership development, inclusiveness and accountability, as well as specific operational objectives in areas such as supply chain and capital project execution. For each business segment leader, the financial performance of the executive’s segment comprises a significant portion of the executive’s Individual Performance Objectives. For example, for 2024, global surfactant operating income comprised 33% of the short-term incentive compensation objectives for Mr. Moriarty, the Company’s Vice President and General Manager – Surfactants.

Although the Company’s performance against the Corporate Financial Performance Objectives did not meet Threshold objectives, the Committee deemed it advisable to exercise discretion to approve annual incentive awards to current employees, including the NEOs, with a uniform rather than individualized approach. In making this decision the Committee considered the Company’s financial performance, the negative impact of certain one-time events on the Company’s financial goals and individual goals, regional business financial performance and the need to reward, motivate and incentivize current employees. In addition, after discussions with the Committee, and to further reward, motivate and incentivize the Company’s executive officers, Mr. Rojo opted out of the potential opportunity to receive this discretionary annual incentive award in order to increase the available discretionary pool of annual incentive awards for other executive officers. The Committee exercised its discretion to allocate a portion of the annual incentive award opportunity that might otherwise have been available to Mr. Rojo to the other executive officers (other than Mr. Hinrichsen). Mr. Behrens was not eligible for this discretionary bonus.

The following chart reflects the annual incentive award for each NEO for 2024. The amounts earned by the NEOs under the Company’s short-term compensation program for 2024 are set forth in the Bonus column of the Summary Compensation Table.

NEO	Bonus Earned (% of 2024 Salary Earned)
Luis E. Rojo	N/A
Samuel S. Hinrichsen	11%
Robert J. Haire, Jr.	18%
David G. Kabbes	16%
Sean T. Moriarty	18%
Scott R. Behrens	N/A

Long-Term Incentive Compensation

The Committee typically grants equity awards annually to the NEOs under the Company’s long-term incentive plan. In 2024, the Committee reviewed and approved an allocation of long-term incentives for the NEOs at approximately 25% of the total grant value as SARs, approximately 25% of the total grant value as RSUs and approximately 50% of the total grant value as performance shares.

NEO	Stock Appreciation Rights Value	Restricted Stock Units Value	Performance Shares Target Value	Total 2024 LTI Value
Luis E. Rojo	$ 225,000	$ 225,000	$ 450,000	$ 900,000
Sam S. Hinrichsen	$ 15,000	$ 15,000	$ 30,000	$ 60,000
Robert J. Haire, Jr.	$ 150,000	$ 150,000	$ 300,000	$ 600,000
David G. Kabbes	$ 150,000	$ 150,000	$ 300,000	$ 600,000
Sean T. Moriarty	$ 150,000	$ 150,000	$ 300,000	$ 600,000
Scott R. Behrens	$ 800,000	$ 800,000	$ 1,600,000	$ 3,200,000

The chart below shows the number of each type of equity award that the Committee granted to the NEOs as part of the annual 2024 equity grant. The number of SARs granted was calculated by dividing the amounts in the table above by the Black-Scholes value of a SAR on the date of the grant. The number of RSUs and the target number of performance shares granted was calculated by dividing the amounts in the table above by the average of the opening price and closing price of the Company’s common stock on the date of the grant.

NEO	Stock Appreciation Rights	Restricted Stock Units	Performance Shares (at Target)
Luis E. Rojo	7,027	2,572	5,143
Samuel S. Hinrichsen	468	171	343
Robert J. Haire, Jr.	4,685	1,714	3,429
David G. Kabbes	4,685	1,714	3,429
Sean T. Moriarty	4,685	1,714	3,429
Scott R. Behrens	24,984	9,143	18,287

The grants of SARs, RSUs and performance share awards to the NEOs are shown in the Grants of Plan-Based Awards Table. The Committee believes that the mix of such awards provides long-term incentive compensation that is market competitive to attract and retain executives who drive the long-term growth of the Company and further align the interests of those executives with the interests of the Company’s stockholders.

Stock Appreciation Rights

SARs are granted annually at the average of the opening price and closing price of Common Stock on the date of the grant and have a ten-year term. SARs vest ratably over a three-year period and are settled in stock.

Restricted Stock Units

RSUs are granted annually based on the average of the opening price and closing price of Common Stock on the date of the grant. RSUs vest ratably over a three-year period and are settled in stock.

Performance Shares

Performance shares are contingently awarded at a target number of shares and subject to certain performance conditions established by the Committee. The Committee chose Corporate Net Income as a performance measure because the Company uses net income as an important indicator of business performance. The Company uses an adjusted measure, rather than reported net income, because the adjusted measure excludes items that may not be indicative of the Company’s core operating results. The initial target number of shares may increase or decrease by up to 50% based on the Company’s Corporate Net Income results for the calendar year in which the grant is made versus Threshold, Target and Maximum Corporate Net Income objectives. If the Company’s Corporate Net Income result for such year is below the Threshold objective, then the performance shares are forfeited entirely. If the Company’s Corporate Net Income result for such year exceeds the Maximum objective, then the target number of shares will be increased by 50%. Following completion of the three-year performance period, the number of shares may further increase or decrease by up to 30%, based on a modifier determined by the Company’s Corporate Return on Invested Capital (“ROIC”) for the third year of the three-year performance period.3 For performance shares granted prior to 2024, the modifier is based on the Company’s three-year average Corporate ROIC for the applicable three-year performance period.

[3]	Return on Invested Capital is a non-GAAP measure. See Appendix A for a definition.

For the performance shares granted in 2024, the Committee set the following Corporate Net Income objectives:

Performance Level	2024 Corporate Net Income	Initial Share Award (% of Target)
Threshold	$56.0 million	50%
Target	$70.2 million	100%
Maximum	$98.0 million	150%

The Committee set the following Corporate ROIC modifiers for the third year of the three-year performance period ending December 31, 2026:

2026 Corporate ROIC	Award Modifier
Less than or equal to 4.5%	-30%
6.0%	No impact
Equal to or greater than 7.5%	+30%

The 2024 Corporate Net Income result of $50.5 million was below the Threshold objective level. Therefore, the performance shares granted in 2024 were forfeited and no shares will be earned or issued in respect thereof.

For the performance shares granted in 2022, the initial calculation of the number of performance shares was based on the following Corporate Net Income objectives:

Performance Level	2022 Corporate Net Income	Initial Share Award (% of Target)
Threshold	$115.0 million	50%
Target	$145.0 million	100%
Maximum	$160.0 million	150%

The Committee determined the actual number of performance shares issued after the three-year performance period ending December 31, 2024, based on the following ROIC modifiers:

2022-2024 Average ROIC	Award Modifier
Less than or equal to 8.0%	-30%
8.7%	No impact
Equal to or greater than 9.5%	+30%
The 2022 Corporate Net Income result was $153.5 million and the 2022-2024 average ROIC result was 5.16%. Therefore, the number of shares earned and issued for the 2022 grant of performance shares was 89.8% of the initial target number of shares. The following chart reflects the number and value of shares earned and issued in respect of the performance shares granted in 2022.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Luis E. Rojo	2,583	$159,565
Samuel S. Hinrichsen	162	$10,008
Robert J. Haire, Jr. (1)	—	—
David G. Kabbes	1,937	$119,658
Sean T. Moriarty	1,937	$119,658
Scott R. Behrens	10,341	$638,867

(1)	Mr. Haire joined the Company on May 1, 2023.

(2)	The value is based on the market value of the Company’s Common Stock of $61.78 per share, the average of the high and low prices on February 18, 2025, the date of vesting.
Policies and Practices Related to the Grant of Equity Awards Close in Time to the Release of Material Nonpublic Information
The Committee generally grants equity awards on a predetermined schedule. Generally at its first regularly scheduled meeting of any fiscal year, the Committee reviews and approves the target values and award types of the equity compensation to be awarded (including SARs, RSUs and performance shares) to executive officers and other eligible employees. The grant of approved equity awards then occurs two business days after the filing of the Company’s Annual Report on Form
10-K
for the prior year. In certain circumstances, including the hiring or promotion of an eligible employee, the Committee (or the Chief Executive Officer and the Chief Human Resources Officer, with authority delegated by the Committee, as appropriate) may approve grants to be effective at other times.
The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Instead, the timing of grants coincides with the Company’s annual compensation cycle, with awards approved at the first regularly scheduled Committee meeting of the new fiscal year to incentivize the eligible employees to deliver on the Company’s strategic objectives for the new fiscal year. In 2024, the Company did not award any SARs (or stock options) to the NEOs during any period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K disclosing material nonpublic information and ending one business day after the filing or furnishing of such report with the SEC.

Promotion and Retention Awards
In addition to annual base salary and short- and long-term incentive awards, grants of cash or equity may be awarded to executive officers at other times based on factors that the Committee determines to be relevant, including upon hire, upon promotion, for extraordinary job performance or for retention purposes. In October 2024, Mr. Rojo was awarded the following grants upon his promotion to President and Chief Executive Officer.

NEO	Restricted Stock Units Value	Performance Shares Target Value
Luis E. Rojo	$1,000,000	$1,000,000
The chart below shows the number of each type of equity award the Committee granted in October 2024 to Mr. Rojo in connection with his promotion to President and Chief Executive Officer.

NEO	Restricted Stock Units	Performance Shares
Luis E. Rojo	12,609	12,608
The RSUs granted to Mr. Rojo vest ratably over a three-year period beginning on December 31, 2025 and are settled in stock. The performance shares granted to Mr. Rojo were contingently awarded and are subject to certain performance conditions based on the price of Common Stock. If the daily closing price of Common Stock is greater than or equal to $100.00 per share for 20 consecutive trading days between the date of grant and December 31, 2027, 6,304 performance shares will be earned and vest on December 31, 2027. If the daily closing price of Common Stock is greater than or equal to $150.00 per share for 20 consecutive trading days between the date of grant and December 31, 2027, an additional 6,304 performance shares will be earned and vest on December 31, 2027.
In October 2024, Mr. Haire was awarded the following grants as a retention award.

NEO	Cash Value	Restricted Stock Units Value
Robert J. Haire, Jr.	$300,000	$300,000
The chart below shows the number of RSUs the Committee granted in October 2024 to Mr. Haire as a retention award.

NEO	Restricted Stock Units
Robert J. Haire, Jr.	3,783
The cash portion of Mr. Haire’s retention award will be paid in two equal installments on December 31, 2025, and December 31, 2026. The RSUs granted to Mr. Haire vest ratably over a two-year
period beginning on December 31, 2025, and are settled in stock. The cash payments and the vesting of the RSUs are subject to the continued employment of Mr. Haire. However, in the case of termination of employment due to death or disability, the unpaid amount of the cash portion will become payable and a prorated portion of the RSUs will vest. In the case of termination of employment by the Company without cause, a prorated portion of the unpaid amount of the cash portion will become payable and a prorated portion of the RSUs will vest.

Retirement Benefits
Retirement Plan for Salaried Employees
Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Retirement Plan for Salaried Employees was replaced by the Savings and Investment Retirement Plan (“SIRP”), which provides for Company contributions into the employee’s SIRP account (see the discussion below in the “Savings and Investment Retirement Plan” section). The primary purpose of both the Retirement Plan for Salaried Employees and the SIRP is to retain valuable employees.
The amounts included in the Pension Benefits table are the present values of the benefits expected to be paid under the Retirement Plan for Salaried Employees in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Retirement Plan for Salaried Employees and the SIRP.
The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable, which would result in different pension benefit estimates.
Savings and Investment Retirement Plan
Pursuant to the SIRP, in each payroll period during 2024, the Company made a contribution to the SIRP account of each eligible employee, including the NEOs. The amount of the Company contribution in 2024 was a dollar-for-dollar
matching contribution of up to six percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee (subject to certain limits). All the NEOs received SIRP contributions in 2024 in the amounts set forth in the Summary Compensation Table.
Profit-Sharing Contributions
The Company may make additional profit-sharing contributions under the SIRP to each eligible employee, including the NEOs and salaried, hourly and union employees. The Company’s profit-sharing contributions are designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax-deferred
retirement savings vehicle for eligible employees while giving participants the incentive to optimize the Company’s financial results, and (iii) allow eligible employees to enjoy the benefits of the Company’s success.
Each year management determines, based on the Company’s financial results, whether to recommend to the Committee that the Company make a profit-sharing contribution to the accounts of eligible participants. The Committee reviews management’s recommendation and, if approved, presents the recommendation to the Board of Directors for approval. In 2024, the Committee recommended a profit-sharing contribution that was based on 2.5% of the Company’s 2023 pre-tax
income, which was approved by the Board.

Employee Stock Ownership Plan
The Stepan Company Employee Stock Ownership Plan II (“ESOP II”), which is applicable to NEOs, is designed to (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s Common Stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company.
Contributions to ESOP II are a part of the profit-sharing contribution under the SIRP as described in the “Profit-Sharing Contributions” section above and may be reallocated to ESOP II in shares of Company Common Stock. The ESOP II allocation is made to broaden Company stock ownership among employees for further alignment with the interests of Company stockholders. For 2024, the Committee approved a 100% allocation to ESOP II for eligible U.S. employees, including the NEOs.
Supplemental Executive Savings and Investment Retirement Contributions
The Board of Directors has the authority to approve supplemental contributions to provide retirement benefits to any executive affected by IRS limits on benefits that otherwise would be available through contributions to the SIRP. The supplemental contributions are provided to executives as a common executive benefit that allows the Company to be competitive for executive compensation and benefits. During 2024, all the NEOs were eligible to receive supplemental contributions in the amount by which a six percent contribution to the NEO’s SIRP account by the Company would exceed IRS limits. All supplemental contributions to the NEOs in 2024 are included in the Summary Compensation Table.
Perquisites
The Company provides NEOs with limited perquisites that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program because they better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the perquisites provided to the NEOs and other executives.
The Company offers additional long-term disability
“top-up”
coverage to employees, including NEOs, whose long-term disability coverage is limited due to payout caps under the long-term disability coverage offered to all U.S. salaried employees.
All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The personal use value is computed using the IRS annual lease valuation rule. Other travel benefits, including spousal travel on a limited basis, are provided periodically. The Company also provides relocation benefits for newly hired executive officers.
The Company maintains one Company-owned condominium that is not used solely for business purposes. Executives, including the NEOs, are allowed to use this property for personal use if and when the property is not needed for business purposes. When the NEOs use this property for personal reasons, such values are included in the Summary Compensation Table under “All Other Compensation” based on the incremental cost to the Company.
Clawback Policy
The Company has adopted a Clawback Policy that applies to the Company’s executive officers who are subject to Section 16 of the Exchange Act. The current version of the policy applies to compensation received on or after October 2, 2023, and is intended to comply with applicable SEC and

New York Stock Exchange requirements. Under this policy, in the event of a restatement of the Company’s financial statements, the Company will recover from all covered executives, regardless of fault and without regard to any taxes paid, compensation that would not have been paid had the restated financial statements initially been correct. The compensation that could be recovered includes short-term and long-term incentive compensation awarded based on the subsequently restated financial statements that was paid during the three completed fiscal years preceding the restatement. The previous version of the policy applies to compensation received prior to October 2, 2023. Under that version of the policy, in the event that any executive covered by the policy engages in willful misconduct or fraud that substantially contributes to a material restatement of the Company’s financial statements, the Company will recover from all covered executives compensation that would not have been paid had the restated financial statements initially been correct. The compensation that could be recovered includes short-term and long-term incentive compensation awarded based on the subsequently restated financial statements that was paid during the 12 months preceding the restatement.
Stock Ownership Policy
The NEOs are subject to a stock ownership policy. The Company instituted a stock ownership policy because it believes that ownership of Company stock is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Ownership of Company stock aligns NEOs’ interests with the Company’s financial performance, including the performance of the Company’s Common Stock.
The stock ownership policy, last amended in December 2022, is reviewed by the Committee, as needed, on a periodic basis against peer group and general industry benchmarks of stock ownership.
The stock ownership guidelines apply to all NEOs and certain other employees. The Company’s Chief Executive Officer is required to maintain ownership of shares with a value of at least five times his base salary; each other executive officer is required to maintain ownership of shares with a value of at least two and a half times his or her base salary; and each other participant is required to maintain ownership of shares with a value of at least one times his or her base salary. All executives, including the NEOs, are expected to reach and maintain the required stock ownership level within five years from their initial stock grant. In the event of a promotion that would require an increase in stock ownership under the terms of the policy, an executive has five years from the date of the promotion to achieve compliance with the new level of stock ownership requirements. During the first thirty-six months
of eligibility, all executives, including the NEOs, are encouraged, but not required, to progress toward compliance by making approximately twenty percent progress each year. After thirty-six
months of eligibility, all executives, including the NEOs, are required to demonstrate progress toward the stock ownership requirement by attaining eighty percent of the required level by year four and one hundred percent of the required level by year five. Recognizing the importance of retirement planning, an NEO may, commencing during the calendar year he or she attains the age of 61, reduce his or her holdings by ten percent per year up to fifty percent of his or her required ownership level by the calendar year he or she attains the age of 65.
The following shares count toward the stock ownership requirements: (i) shares owned directly or indirectly, (ii) shares owned in the Company’s ESOP II, (iii) shares owned in the Company’s Employee Stock Purchase Plan, (iv) shares held in any Company deferred compensation plan, (v) time-based restricted stock awards and (vi) unvested performance shares no longer subject to performance conditions. Stock options and SARs do not count towards the stock ownership requirement. No shares other than those stated above count toward the stock ownership requirements.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy. The Committee determined that all executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2025. If an executive fails to comply with the stock ownership policy and annual progress requirements, the executive must retain 100% of his or her vested long-term incentive plan shares until such executive is in compliance with the ownership requirement. In addition, all executive officers, including NEOs, are prohibited from selling Company stock acquired by exercising stock options until such executive is in compliance with the ownership requirement.

Insider Trading Policy
The Company has adopted an Insider Trading Policy that governs the purchase, sale and other dispositions of the Company’s securities by directors, officers and employees. This policy prohibits directors, officers and covered employees from trading in the Company’s securities outside of trading window periods or without pre-clearance.
In addition, the Company follows certain processes for the repurchase of its securities. We believe that both the Insider Trading Policy and the processes applicable to the Company are reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. Among other things, the policy prohibits NEOs, officers, directors and employees from hedging the economic risk of their ownership in the Company’s Common Stock. The policy bars NEOs, officers, directors and employees from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities granted by the Company as compensation or held, directly or indirectly, by the NEO, officer, director or employee. In addition, the policy prohibits short-selling of the Company’s securities. The Company’s Insider Trading Policy is included as an exhibit to our Annual Report on Form
10-K
for the fiscal years ended December 31, 2024, which was filed with the SEC on February 27, 2025.
Post-Termination Benefits
The Company does not maintain any plans or other arrangements with its executives that provide for severance or post-termination compensation in the event of a future termination of the executive’s employment. Subject to Committee approval, the Company may, however, occasionally enter into separation agreements or arrangements with its executives at the time of the executive’s termination of employment that provide for severance payments or benefits. In addition, executives and other employees may receive accelerated vesting of equity awards in the event of death or disability, and prorated accelerated vesting of equity awards in the event of retirement, pursuant to the terms of the applicable grant agreements. Mr. Behrens’ employment with the Company terminated on November 1, 2024. For a description of the severance benefits payable to Mr. Behrens under the separation agreement entered into in connection with this termination of employment, see “Potential Payments upon Termination or Change in Control” below.
Impact of Tax and Accounting Considerations
The Company monitors compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers such rules and regulations and their impact on plan design alternatives and Company performance.

Human Capital and Compensation Committee Report

The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

   HUMAN CAPITAL AND COMPENSATION COMMITTEE

Jan Stern Reed, Chair
Lorinda A. Burgess
Randall S. Dearth
Joaquin Delgado
Susan M. Lewis
Edward J. Wehmer

2024 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal year ended on December 31, 2024 (and, to the extent applicable, December 31, 2023, and December 31, 2022). Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary (3)	Bonus (4)	Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Luis E. Rojo (1) President and Chief Executive Officer	2024	$624,129	—	$2,064,139	$ 225,005	—	N/A	$ 67,834	$ 2,981,107
	2023	$540,834	—	$656,514	$ 225,009	—	N/A	$ 57,555	$ 1,479,912
	2022	$508,333	—	$307,588	$ 479,995	$ 529,036	N/A	$ 66,650	$ 1,891,602

Samuel S. Hinrichsen (1)(2) Vice President and Interim Chief Financial Officer	2024	$270,762	$28,500	$43,456	$ 14,985	—	N/A	$ 20,917	$ 378,620

Robert J. Haire, Jr. (2) Executive Vice President, Supply Chain	2024	$470,350	$84,863	$734,852	$ 150,014	—	N/A	$ 38,385	$ 1,478,464
	2023	$306,667	—	$434,878	$ 150,005	—	N/A	$ 49,671	$ 941,221

David G. Kabbes Vice President, General Counsel and Secretary	2024	$474,440	$75,949	$434,822	$ 150,014	—	N/A	$ 53,108	$ 1,188,333
	2023	$460,833	—	$487,672	$ 150,019	—	N/A	$ 53,549	$ 1,152,073
	2022	$442,500	—	$230,691	$ 360,005	$ 425,896	N/A	$ 62,694	$ 1,521,786

Sean T. Moriarty Vice President and General Manager – Surfactants	2024	$472,395	$85,171	$434,822	$ 150,014	—	—	$ 53,525	$ 1,195,927
	2023	$458,333	—	$437,677	$ 150,019	—	$18,376	$ 56,904	$ 1,121,309
	2022	$437,500	—	$230,691	$ 360,005	$ 366,891	—	$ 63,566	$ 1,458,653

Scott R. Behrens (1) Former President and Chief Executive Officer	2024	$845,652	—	$2,585,596	$ 1,051,248	—	—	$172,580	$ 4,655,076
	2023	$933,333	—	$2,275,829	$ 780,006	—	$17,791	$116,934	$ 4,123,893
	2022	$780,833	—	$1,152,739	$ 1,800,005	$ 1,099,840	—	$125,929	$ 4,959,346

(1) Mr. Rojo served as Vice President and Chief Financial Officer until October 29, 2024. Mr. Hinrichsen was promoted to Vice President and Interim Chief Financial Officer on October 29, 2024. Mr. Behrens served as President and Chief Executive Officer until October 29, 2024.

(2) No information is provided with respect to the 2023 and 2022 fiscal years for Mr. Hinrichsen because he was not an NEO prior to the 2024 fiscal year. No information is provided with respect to the 2022 fiscal year for Mr. Haire because he was not an NEO prior to the 2023 fiscal year.

(3) Amount for 2024 for Mr. Behrens includes vacation payout in the amount of $58,758.

(4) Amounts for 2024 reflect discretionary annual incentive awards earned with respect to 2024 performance, which were paid in March 2025, as described in the section above entitled “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentive Compensation.”

(5) Amounts for 2024 include (a) the grant date fair value of RSUs granted during the fiscal year ended December 31, 2024, calculated in accordance with FASB ASC Topic 718, and (b) performance share awards that are subject to performance-based vesting conditions and reflect the target outcome award value at the date of the grant in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for a discussion of relevant assumptions used in calculating the fair values pursuant to FASB ASC Topic 718. These performance share awards are subject to achievement of the performance conditions as described in the section above entitled “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” The maximum grant date values, assuming achievement of the highest level of performance conditions, would be:

Name	2024
Luis E. Rojo	$1,636,185
Samuel S. Hinrichsen	$55,561
Robert J. Haire, Jr.	$555,452
David G. Kabbes	$555,452
Sean T. Moriarty	$555,452
Scott R. Behrens	$3,052,540

Amount for Mr. Behrens also includes the value of the portion of his RSUs the Company modified to accelerate vesting and the value of the portion of his performance shares the Company modified to remain outstanding following the termination of Mr. Behrens’s employment, calculated in accordance with FASB ASC Topic 718.

(6) Amounts for 2024 include the grant date fair value of SARs granted during the fiscal year ended December 31, 2023, calculated in accordance with FASB ASC Topic 718. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for a discussion of relevant assumptions used in calculating the fair values pursuant to ASC Topic 718.

Amount for Mr. Behrens also includes the value of SARs the Company modified to accelerate vesting following the termination of Mr. Behrens’s employment, calculated in accordance with FASB ASC Topic 718.

(7) Amounts for 2024 are reported at zero due to an increase in the discount rate. Pension values decreased by the following amounts during 2024: Mr. Behrens: $3,221 and Mr. Moriarty: $3,274.

(8) Amounts for 2024 include Company contributions (including profit-sharing contributions) to each NEO’s defined contribution accounts as follows: Mr. Rojo: $47,230; Mr. Hinrichsen: $19,367; Mr. Haire: $33,137; Mr. Kabbes: $33,425; Mr. Moriarty: $33,281; and Mr. Behrens: $59,995. Amounts for 2024 also include personal use of Company-leased vehicles and airline club memberships. Amounts for 2024 for NEOs other than Mr. Hinrichsen also include long-term disability insurance premiums. Amounts for 2024 for Messrs. Haire, Hinrichsen and Kabbes also include service awards. Amounts for 2024 for Messrs. Rojo, Moriarty and Behrens also include spousal travel. Amount for 2024 for Mr. Hinrichsen also includes personal and family use of the Company-owned condominium. Amount for Mr. Behrens also includes personal and family use of entertainment events and amounts paid in 2024 for cash severance ($78,333), outplacement services and a COBRA subsidy. For a description of total severance amounts payable in connection with Mr. Behrens’ termination of employment, see “Potential Payments upon Termination or Change in Control” below.

2024 Grants of Plan-Based Awards

	Type of Award (1)	Grant Date (2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name			Threshold ($)	Target ($) (3)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Luis E. Rojo	MIP	—	$0	$744,167	$1,488,333
	SA	3/4/2024				2,572	5,143	10,029				$427,229
	RSU	3/4/2024							2,572			$225,050
	SAR	3/4/2024								7,027	$87.50	$225,005
	SA	11/8/2024					6,304					$300,953
	SA	11/8/2024					6,304					$110,887
	RSU	11/8/2024							12,609			$1,000,020

Samuel S. Hinrichsen	MIP	—	$0	$114,000	$228,000
	SA	3/4/2024				172	343	669				$28,493
	RSU	3/4/2024							171			$14,963
	SAR	3/4/2024								468	$87.50	$14,985

Robert J. Haire, Jr.	MIP	—	$0	$352,763	$705,525

	SA	3/4/2024				1,715	3,429	6,687				$284,847
	RSU	3/4/2024							1,714			$149,975
	SAR	3/4/2024								4,685	$87.50	$150,014
	RSU	11/8/2024							3,783			$300,030

David G. Kabbes	MIP	—	$0	$308,386	$616,772
	SA	3/4/2024				1,715	3,429	6,687				$284,847
	RSU	3/4/2024							1,714			$149,975
	SAR	3/4/2024								4,685	$87.50	$150,014

Sean T. Moriarty	MIP	—	$0	$354,296	$708,593
	SA	3/4/2024				1,715	3,429	6,687				$284,847
	RSU	3/4/2024							1,714			$149,975
	SAR	3/4/2024								4,685	$87.50	$150,014

Scott R. Behrens	MIP	—	$0	$940,000	$1,880,000
	SA	3/4/2024				9,144	18,287	35,660				$1,519,101
	RSU	3/4/2024							9,143			$800,013
	SAR	3/4/2024								24,984	$87.50	$799,988
	SA	11/1/2024				150	300	585				$21,705
	SA	11/1/2024				170	340	663				$24,599
	SA	11/1/2024				508	1,016	1,981				$70,500
	RSU	11/1/2024							788			$57,311
	RSU	11/1/2024							1,270			$92,367
	SAR	11/1/2024								8,406	$111.26	$74,057
	SAR	11/1/2024								4,500	$98.00	$71,505
	SAR	11/1/2024								2,193	$109.92	$31,996
	SAR	11/1/2024								3,470	$87.50	$73,703

(1)	Type of Award: MIP – Management Incentive Plan award; SA – stock award (performance shares); RSU – restricted stock units; SAR – stock appreciation rights.

(2)

In connection with his separation from the position of Chief Executive Officer, Mr. Behrens received accelerated vesting of portions of his unvested RSUs, SARs, and performance shares, which otherwise will be treated in accordance with, and subject to, the terms and conditions of the governing plan documents and the applicable award agreements. The original grant date of 8,406 of the accelerated SARs and 300 of the accelerated performance shares was February 16, 2022. The original grant date of 4,500 of the accelerated SARs and 340 of the accelerated performance shares was April 25, 2022. The original grant date of 788 of the accelerated RSUs and 2,193 of the accelerated SARs was February 14, 2023. The grant date of 1,270 of the accelerated RSUs, 3,470 of the accelerated SARs and 1,016 of the accelerated performance shares was March 4, 2024. These accelerations resulted in equity award modifications and the values shown for these modifications on November 1, 2024 (the date Mr. Behrens’ employment with the Company ended), represent the incremental fair value as of such date.

(3)

Reflects Target payouts under the Company’s Management Incentive Plan. These Target amounts are based on the NEO’s base salary for 2024. Actual amounts paid are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)	Reflects the SAR exercise price, which is the average of the opening price and closing price on the date of the grant.

(5)

Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 for stock awards, RSUs and SARs granted during the fiscal year ended December 31, 2024. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for a discussion of relevant assumptions used in calculating the fair values pursuant to ASC Topic 718. The performance share awards granted on February 16, 2022, April 25, 2022, March 4, 2024, and November 8, 2024, are subject to achievement of the performance conditions as described in the sections above entitled “Compensation Discussion and Analysis— Elements of Compensation—Long-Term Incentive Compensation” and “Compensation Discussion and Analysis—Elements of Compensation—Promotion and Retention Awards.” The grant date fair values of performance share awards are calculated using the most probable outcome of applicable performance conditions.

Outstanding Equity Awards at 2024 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Luis E. Rojo	7,461		$70.86	5/1/2028	19,129	$1,237,646	15,841	$1,024,906
	13,499		$92.29	2/19/2029
	13,884		$102.30	2/18/2030
	11,099		$123.73	2/16/2031
	13,449		$111.26	2/15/2032
	1,898	3,797	$109.92	2/13/2033
		7,027	$87.50	3/3/2034
Samuel S. Hinrichsen	560		$111.26	2/15/2032	424	$27,433	216	$13,975
	126	254	$109.92	2/13/2033
		468	$87.50	3/3/2034

Robert J. Haire, Jr.	1,581	3,163	$90.95	4/30/2033	6,597	$426,826	2,355	$152,369
		4,685	$87.50	3/3/2034

David G. Kabbes	12,077		$93.33	7/22/2029	5,069	$327,964	2,155	$139,429
	11,571		$102,30	2/18/2030
	8,221		$123.73	2/16/2031
	10,087		$111.26	2/15/2032
	1,265	2,532	$109.92	2/13/2033
		4,685	$87.50	3/3/2034

Sean T. Moriarty	3,797		$78.58	2/20/2027	4,561	$295,097	2,155	$139,429
	3,218		$72.99	2/20/2028
	10,124		$92.29	2/19/2029
	10,413		$102.30	2/18/2030
	9,867		$123.73	2/16/2031
	10,087		$111.26	2/15/2032
	1,265	2,532	$109.92	2/13/2033
		4,685	$87.50	3/3/2034

Scott R. Behrens	3,165		$78.58	2/20/2027	22,636	$1,464,549	11,368	$735,510
	3,447		$72.99	2/20/2028
	13,499		$92.29	2/19/2029
	13,884		$102.30	2/18/2030
	16,443		$123.73	2/16/2031
	25,217		$111.26	2/15/2032
	27,003		$98.00	4/24/2032
	13,161		$109.92	2/13/2033
	8,328		$87.50	3/3/2034

(1)	Reflects SARs that vest as set forth in the table below.

Name	SARs (#)	Vesting Date
Luis E. Rojo	1,898	2/14/2025
	2,342	3/4/2025
	1,899	2/14/2026
	2,342	3/4/2026
	2,343	3/4/2027
Samuel S. Hinrichsen	127	2/14/2025
	156	3/4/2025
	127	2/14/2026
	156	3/4/2026
	156	3/4/2027
Robert J. Haire, Jr.	1,561	3/4/2025
	1,581	5/1/2025
	1,562	3/4/2026
	1,582	5/1/2026
	1,562	3/4/2027
David G. Kabbes	1,266	2/14/2025
	1,561	3/4/2025
	1,266	2/14/2026
	1,562	3/4/2026
	1,562	3/4/2027
Sean T. Moriarty	1,266	2/14/2025
	1,561	3/4/2025
	1,266	2/14/2026
	1,562	3/4/2026
	1,562	3/4/2027

(2)

For NEOs other than Mr. Haire, reflects stock awards granted in February 2022 that vested in February 2025 based on the Company’s achievement of pre-established goals for the performance measurement period ended December 31, 2024. Also reflects RSUs that vest as set forth in the table below.

Name	RSUs (#)	Vesting Date
Luis E. Rojo	682	2/14/2025
	857	3/4/2025
	4,203	12/31/2025
	683	2/14/2025
	857	3/4/2026
	4,203	12/31/2026
	858	3/4/2027
	4,203	12/31/2027
Samuel S. Hinrichsen	45	2/14/2025
	57	3/4/2025
	46	2/14/2026
	57	3/4/2026
	57	3/4/2027
Robert J. Haire, Jr.	571	3/4/2025
	550	5/1/2025
	1,891	12/31/2025
	571	3/4/2026

Name	RSUs (#)	Vesting Date
	550	5/1/2026
	1,892	12/31/2026
	572	3/4/2027
David G. Kabbes	455	2/14/2025
	571	3/4/2025
	254	10/16/2025
	455	2/14/2026
	571	3/4/2026
	254	10/16/2026
	572	3/4/2027
Sean T. Moriarty	455	2/14/2025
	571	3/4/2025
	455	2/14/2026
	571	3/4/2026
	572	3/4/2027
Scott R. Behrens	2,365	5/2/2025
	3,048	5/2/2025

(3)	The market value of stock awards reported in this table is based on the $64.70 closing market price of the Company’s Common Stock on December 31, 2024.

(4)

Reflects stock awards that will vest as set forth in the table below based on the Company’s achievement of pre-established performance goals. The number of shares that vest following the ROIC performance period ending December 31, 2025, will be determined based on the number of shares earned for the one-year Corporate Net Income measurement period ended December 31, 2023, with the shares earned increased or decreased based on the average ROIC achieved for the three-year period ending December 31, 2025. The number of shares that vest following the ROIC performance period ending December 31, 2026, will be determined based on the number of shares earned for the one-year Corporate Net Income measurement period ended December 31, 2024, with the shares earned increased or decreased based on the ROIC achieved for the one-year period ending December 31, 2026. The number of shares reported for awards with a performance period ending December 31, 2025, is based on achieving Threshold Corporate Net Income performance with the ROIC modifier for Threshold performance. The number of shares reported for awards with a performance period ending December 31, 2026, is based on achieving Threshold Corporate Net Income performance with the ROIC modifier for Threshold performance. Because the Company did not meet Threshold Corporate Net Income in the applicable measurement periods, no amounts will be earned for awards with a performance period ending December 31, 2025 or December 31, 2026. For Mr. Rojo, 6,304 of the performance shares will be earned and vest on December 31, 2027, if the daily closing price of Common Stock is greater than or equal to $100.00 per share for 20 consecutive trading days between the date of grant and December 31, 2027 and an additional 6,304 performance shares will be earned and vest on December 31, 2027, if the daily closing price of Common Stock is greater than or equal to $150.00 per share for 20 consecutive trading days between the date of grant and December 31, 2027.

Name	Stock Awards (#)	Last Day of Performance Period
Luis E. Rojo	2,047	12/31/2025
	2,572	12/31/2026
	12,608	12/31/2027
Samuel S. Hinrichsen	136	12/31/2025
	172	12/31/2026
Robert J. Haire, Jr.	1,650	12/31/2025
	1,715	12/31/2026

Name	Stock Awards (#)	Last Day of Performance Period
David G. Kabbes	1,365	12/31/2025
	1,715	12/31/2026
Sean T. Moriarty	1,365	12/31/2025
	1,715	12/31/2026
Scott R. Behrens	7,096	12/31/2025
	9,144	12/31/2026

2024 Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Luis E. Rojo	—	—	2,170	$184,327
Samuel S. Hinrichsen	—	—	105	$7,905
Robert J. Haire, Jr.	—	—	549	$46,292
David G. Kabbes	—	—	1,811	$151,239
Sean T. Moriarty	—	—	1,778	$150,410
Scott R. Behrens	—	—	4,570	$393,725

(1)

Includes the following performance shares that were granted in 2021 and vested in 2024 as a result of the Company achieving certain financial performance targets during the performance period ended December 31, 2023:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Luis E. Rojo	1,488	$123,608
Samuel S. Hinrichsen	—	—
Robert J. Haire, Jr.	—	—
David G. Kabbes	1,102	$91,543
Sean T. Moriarty	1,323	$109,902
Scott R. Behrens	2,205	$183,169

Also includes the following RSUs that vested during 2024:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Luis E. Rojo	682	$60,718
Samuel S. Hinrichsen	105	$7,905
Robert J. Haire, Jr.	549	$46,292
David G. Kabbes	709	$59,696
Sean T. Moriarty	455	$40,509
Scott R. Behrens	2,365	$210,556

(2)

The value of vested performance shares is based on the market value of the Company’s Common Stock of $83.07 per share, the average of the high and low prices on March 4, 2024, the date of issuance. For Messrs. Rojo, Moriarty and Behrens, the value of vested RSUs is based on the market value of the Company’s Common Stock of $89.03 per share, the average of the high and low prices on February 14, 2024, the date of vesting. For Mr. Hinrichsen, the value of 45 vested RSUs is based on the market value of the Company’s Common Stock of $89.03 per share, the average of the high and low prices on February 14, 2024, the date of vesting, and the value of 60 RSUs is based on the market value of the Company’s Common Stock of $64.97 per share, the average of the high and low prices on December 31, 2024, the date of vesting. For Mr. Haire, the value of vested RSUs is based on the market value of the Company’s Common Stock of $84.32 per share, the average of the high and low prices on May 1, 2024, the date of vesting. For Mr. Kabbes, the value of 455 vested RSUs is based on the market value of the Company’s Common Stock of $89.03 per share, the average of the high and low prices on February 14, 2024, the date of vesting, and the value of 254 RSUs is based on the market value of the Company’s Common Stock of $75.54 per share, the average of the high and low prices on October 16, 2024, the date of vesting.

2024 Pension Benefits

The pension values included in the table below are the present value of the benefits expected to be paid in the future under the Company’s Retirement Plan for Salaried Employees. The amount of each future payment is based on the current accrued pension benefit and the values of the benefits issued under these plans are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. The Company froze the Retirement Plan for Salaried Employees in 2006. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

For the Retirement Plan for Salaried Employees amounts included in the Present Value of Accumulated Benefit column, the normal retirement benefit is based on the following formula:

•	50% of final average earnings less 50% of the participant’s primary Social Security benefit multiplied by service up to 30 years divided by 30.

•	Normal Retirement: Age 65.

•

Early Retirement: Retirement before age 65 but after attaining age 55 and completing five years of vesting service. The normal retirement benefit is reduced by 0.33% per month for each month between the date on which payments begin and the date of the participant’s 63rd birthday.

•	Service: Credited from the date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: Highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by the Internal Revenue Code of 1986, as amended (the “Code”) regulations.

The specific assumptions used in estimating the amounts in the Present Value of Accumulated Benefit column include:

•

Assumed Retirement Age: Pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: The applicable discount rate as of December 31, 2024, was 5.6%.

•

Mortality Table: The mortality table used as of December 31, 2022, is the Pri-2012 table (with contingent survivor mortality rates used after the original retiree’s death) projected forward generationally using Order 2 variation of scale MP-2021 with separate improvement tables for males and females. There was no update to mortality. The mortality table used as of December 31, 2023, is the Pri-2012 table (with contingent survivor mortality rates used after the original retiree’s death) projected forward generationally using Order 2 variation of scale MP-2021 with separate improvement tables for males and females. There was no update to mortality. The mortality table used as of December 31, 2024, is the Pri-2012 base table (with contingent survivor mortality rates used after the original retiree’s death) projected forward generationally using the Order 2 variation of scale MP-2021 with separate improvement tables for males and females. There was no update to mortality.

The information shown in the table below has been developed based on actuarial assumptions that the Company believes to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Luis E. Rojo	Retirement Plan for Salaried Employees	N/A	N/A	N/A
Samuel S. Hinrichsen	Retirement Plan for Salaried Employees	N/A	N/A	N/A
Robert J. Haire, Jr.	Retirement Plan for Salaried Employees	N/A	N/A	N/A
David G. Kabbes	Retirement Plan for Salaried Employees	N/A	N/A	N/A
Sean T. Moriarty	Retirement Plan for Salaried Employees	13.8	$ 175,708	—
Scott R. Behrens	Retirement Plan for Salaried Employees	13.4	$ 169,505	—

2024 Nonqualified Deferred Compensation

Pursuant to the Company’s Management Incentive Plan, certain executives, including the NEOs, may defer annual incentive awards earned. Deferral elections are made by eligible executives in June of each year for the amounts to be earned for that year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change as allowed under the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over three, five or ten years, as elected by the executive.

Executives may also elect to defer receipt of all or a portion of certain incentive compensation payments in accordance with the Stepan Company Performance Award Deferred Compensation Plan (effective January 1, 2008) (the “Performance Award Deferred Compensation Plan”). Information regarding deferrals under the Management Incentive Plan and Performance Award Deferred Compensation Plan is included in the table below.

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
Luis E. Rojo	Management Incentive Plan	—	—	(155,352)	—	1,392,685
	Performance Award Deferred Compensation Plan	—	—	(116,906)	—	255,882
Samuel S. Hinrichsen	Management Incentive Plan	2,850	—	(2,989)	—	6,890
	Performance Award Deferred Compensation Plan	—	—	—	—	—
Robert J. Haire, Jr.	Management Incentive Plan	—	—	—	—	—
	Performance Award Deferred Compensation Plan	—	—	—	—	—
David G. Kabbes	Management Incentive Plan	—	—	22,845	—	254,984
	Performance Award Deferred Compensation Plan	—	—	—	—	—
Sean T. Moriarty	Management Incentive Plan	—	—	(154,701)	—	439,519
	Performance Award Deferred Compensation Plan	—	—	—	—	—
Scott R. Behrens	Management Incentive Plan	—	—	(381,600)	—	1,393,604
	Performance Award Deferred Compensation Plan	—	—	(328,506)	—	719,026

(1)

Reflects annual incentive awards deferred, if any, under the Management Incentive Plan for 2024, which otherwise would have been paid in 2025. Amounts deferred pursuant to the Management Incentive Plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2024. Also reflects performance share awards deferred, if any, under the Performance Award Deferred Compensation Plan for the performance period ended on December 31, 2024, which otherwise would have been distributed in 2025.

(2)	These amounts are not included in the Summary Compensation Table for 2024 because the amounts included in this column do not include above-market or preferential earnings.

(3)

The following amounts reported in this column previously were reported as compensation in prior years’ Summary Compensation Tables: Mr. Rojo: $1,556,899, Mr. Kabbes: $212,948, Mr. Moriarty: $47,554 and Mr. Behrens: $1,894,200.

Potential Payments upon Termination or Change in Control

Except as described below, the Company has standing no contracts, agreements, plans or other arrangements with its executives that provide for severance payments to NEOs in connection with a termination or change in control of the Company other than (1) benefits and payments disclosed in the 2024 Pension Benefits and 2024 Nonqualified Deferred Compensation tables above, (2) employee benefit plans and arrangements that do not discriminate in scope, terms or operation in favor of executive officers and that are generally available to all salaried employees and (3) the long-term incentive awards, which provide for accelerated vesting on termination or change in control as described below. The Company may, however, occasionally enter into retention or separation arrangements that provide for retention or severance payments or benefits.

RSUs and SARs granted under the Company’s 2022 Equity Incentive Compensation Plan vest on a pro rata basis upon retirement and vest in full upon a termination of employment due to death or disability. The RSUs granted to Mr. Haire in November 2024 as a retention award vest on a pro rata basis upon a termination by the Company without cause. Performance shares granted under the Company’s 2022 Equity Incentive Compensation Plan or under the Company’s 2011 Incentive Compensation Plan remain outstanding and eligible to vest based on actual performance on a pro rata basis in the case of retirement and in full in the case of death or disability. Under the 2022 Equity Incentive Compensation Plan, (a) if a replacement award is not granted, upon a change in control or (b) if a replacement award is granted, upon a termination by the Company without cause or a termination by the employee for good reason within two years following a change in control, outstanding RSUs and SARs vest in full and performance shares vest at the applicable target payout. The 2011 Incentive Compensation Plan does not require accelerated vesting of (i) RSUs or SARs in the event a termination of employment due to retirement, death or disability or in connection with a change in control or (ii) performance shares in connection with a change in control.

The table below quantifies the estimated benefit to NEOs other than Mr. Behrens in connection with a trigger occurring on the last business day of the Company’s 2024 fiscal year based on a share price of $64.70, the closing price of the Company’s Common Stock on December 31, 2024. Because Mr. Behrens separated from the Company on November 1, 2024, the following table does not show estimated benefits to Mr. Behrens in connection with a retirement, death, disability or change in control triggering event. The amounts shown for Mr. Behrens reflect the value of the outstanding RSUs and SARs the vesting of which accelerated pursuant to Mr. Behrens’s separation agreement with the Company. The amounts shown for Mr. Behrens also reflect the value of performance shares that remained outstanding pursuant to Mr. Behrens’s separation agreement and were eligible to vest after the end of the applicable performance periods. The closing price of the Company’s Common Stock on the date of Mr. Behrens’s separation was $72.89. The performance share amounts for all NEOs assume performance at target levels for the applicable performance periods. A summary of severance payable to Mr. Behrens under his separation agreement follows the table below.

Name	Type of Award	Retirement ($)	Death or Disability ($)	Qualifying Termination in Connection with Change in Control ($)	Termination ($)
Luis E. Rojo	RSUs	101,074	1,070,526	1,070,526	—
	SARs	—	—	—	—
	Performance Shares	300,640	1,334,567	1,148,490	—
	Total	401,714	2,405,093	2,219,016	—
Samuel S. Hinrichsen	RSUs	5,232	16,951	16,951	—
	SARs	—	—	—	—
	Performance Shares	19,043	33,838	22,192	—
	Total	24,275	50,789	39,143	—
Robert J. Haire, Jr.	RSUs	57,926	426,826	426,826	9,414
	SARs	—	—	—	—
	Performance Shares	73,952	221,856	221,856	—
	Total	131,878	648,682	648,682	9,414
David G. Kabbes	RSUs	54,995	248,513	218,513	—
	SARs	—	—	—	—
	Performance Shares	213,510	361,414	221,856	—
	Total	268,505	609,927	470,369	—
Sean T. Moriarty	RSUs	52,256	199,211	199,211	—
	SARs	—	—	—	—
	Performance Shares	213,510	361,414	221,856	—
	Total	265,766	560,626	421,068	—
Scott R. Behrens	RSUs				394,554
	SARs				—
	Performance Shares				624,752
	Total				1,019,306

Mr. Behrens’ Severance Benefits

Mr. Behrens’ employment with the Company was terminated on November 1, 2024. In connection with Mr. Behrens’ departure, the Company and Mr. Behrens entered into a separation agreement, effective as of December 15, 2024 (the “Separation Agreement”). Pursuant to the Separation Agreement and release referenced therein, in consideration of Mr. Behrens’ execution, delivery and non-revocation of a general release of claims and his continued compliance with the terms and conditions of the Separation Agreement, Mr. Behrens is entitled to receive the following: (i) cash severance of $2,820,000, which is equal to one and a half times the sum of his annual base salary and target annual incentive award, to be paid on regular payroll dates over an 18-month period; (ii) as quantified in the table above, accelerated vesting of his equity awards on a pro-rata basis through the next vesting anniversary, with any performance awards only paid to the extent that applicable performance conditions are met; and (iii) additional benefits, including a COBRA subsidy covering employer contributions for up to 18 months (with an estimated value of up to approximately $46,488) and executive outplacement assistance for nine months (with a total value of $75,000).

Pursuant to the terms of the Separation Agreement, Mr. Behrens agreed to non-disparagement and confidentiality covenants that will apply indefinitely and non-competition and non-solicitation covenants that will apply for 18 months following his separation.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of the Company’s median employee to the annual total compensation of Luis E. Rojo, the Company’s President and Chief Executive Officer. In 2024, the Company had two Chief Executive Officers. As permitted by SEC rules, we chose to use the annual total compensation of Mr. Rojo, who was serving as our Chief Executive Officer on December 31, 2024, to calculate our pay ratio. We determined that Mr. Rojo’s annual total compensation for the fiscal year ended December 31, 2024 was $3,296,978, which, as required by SEC rules, includes his annualized base salary as Chief Executive Officer for 2024 in addition to his annual equity awards and the equity awards granted in connection with his appointment as Chief Executive Officer. Because we are required to annualize his compensation for purposes of this disclosure, Mr. Rojo’s annual total compensation is greater than the total compensation as reported for him in our 2024 Summary Compensation Table. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. For the fiscal year ended December 31, 2024:

•	The median of the annual total compensation of all employees of the Company, except the President and Chief Executive Officer, was $85,429;

•	The annual total compensation of the Company’s President and Chief Executive Officer was $3,296,978; and

•

The ratio of the median of the annual total compensation of all Company employees, other than the Company’s President and Chief Executive Officer, to the annual total compensation of the Company’s President and Chief Executive Officer was approximately 1 to 39.

The Company chose December 31, 2024, as the date for determining the employee population used to identify the median employee. The Company identified the median employee using the base salaries of all employees globally, converting local currency non-U.S. base salaries into U.S. dollars using December 31, 2024, exchange rates. Permanent employees who joined in 2024 and permanent employees who were on leave during 2024 were assumed to have worked for the entire year. The Company used base salaries to identify the median employee because the Company does not widely distribute annual equity awards to employees and because this measure approximately reflects the total annual compensation of employees. The Company calculated the median employee’s and the President and Chief Executive Officer’s annual total compensation consistent with the disclosure requirements for the Summary Compensation Table. For purposes of this calculation, the median employee’s annual total compensation consisted of wages, premium pay (including overtime, holiday pay and shift differential), paid time off, non-equity incentive plan compensation, change in pension value and retirement plan contributions.

Pay Versus Performance Table
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between compensation actually paid (“CAP”), as defined in Item 402(v), and performance.

Year	Summary Compensation Table Total for First Principal Executive Officer (PEO) (1)	Compensation Actually Paid to First PEO (2)(3)	Summary Compensation Table Total for Second PEO (1)	Compensation Actually Paid to Second PEO (2)	Summary Compensation Table Total for Third (PEO) (1)	Compensation Actually Paid to Third PEO (2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (NEOs) (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions) (4)	Adjusted Net Income (millions) (5)
									Total Shareholder Return	Peer Group Total Shareholder Return (3)

2024	$2,981,107	$1,774,334	$4,665,076	$299,459	—	—	$1,060,336	$581,851	$68	$138	$50.4	$50.5
2023	—	—	$4,123,893	$1,047,254	—	—	$1,166,988	$486,718	$97	$143	$40.2	$50.7
2022	—	—	$4,959,346	$5,118,772	$4,745,670	$243,286	$1,622,615	$1,470,109	$108	$130	$147.2	$153.5
2021	—	—	—	—	$5,380,963	$5,838,352	$1,556,535	$1,666,269	$124	$116	$137.8	$143.5
2020	—	—	—	—	$6,330,645	$8,750,899	$1,705,840	$2,223,882	$118	$116	$126.8	$132.0

(1)
For 2024, the first PEO listed is Luis E. Rojo, who became President and Chief Executive Officer on October 29, 2024. The second PEO listed is Scott R. Behrens, who served as President and Chief Executive Officer from April 25, 2022 until October 29, 2024. For 2022 and 2023, Mr. Behrens was the first PEO but is designated second PEO in the chart for those years. The third PEO listed is F. Quinn Stepan, Jr., who served as President and Chief Executive Officer until April 25, 2022. For 2020 and 2021, Mr. Stepan was the PEO but is designated third PEO in the chart for those years. Our other NEOs for the covered years were as follows:

2020	2021	2022	2023	2024

Luis E. Rojo	Luis E. Rojo	Luis E. Rojo	Luis E. Rojo	Samuel S. Hinrichsen
Arthur W. Mergner	Arthur W. Mergner	Arthur W. Mergner	Arthur W. Mergner	Robert J. Haire, Jr.
David G. Kabbes	Sean T. Moriarty	David G. Kabbes	David G. Kabbes	David G. Kabbes
Scott R. Behrens	Scott R. Behrens	Sean T. Moriarty	Sean T. Moriarty	Sean T. Moriarty
Robert J. Haire, Jr.

(2)	The following adjustments relating to equity awards were made to total compensation to determine CAP for 2024:

Year	Value of Equity Awards Disclosed in the Summary Compensation Table (Stock Awards and Option Awards Columns)		Year End Value of Equity Awards Granted During the Covered Year	Change in Fair Value of Outstanding and Unvested Equity Awards as of Covered Year-End		Fair Value of Awards Granted and Vesting in the Covered Year	Value of Awards Granted in Prior Years Vesting During the Covered Year		Value of Awards Granted in Prior Years that Fail to Meet Applicable Vesting Conditions During the Covered Year		Total Equity Award Adjustments
2024 First PEO	-$	2,289,144	$1,328,071	-$	98,227	$0	-$	147,473		$0	-$	1,206,773
2024 Second PEO	-$	3,636,844	$0		$0	$675,523	-$	487,403	-$	906,893	-$	4,355,617
2024 Average Non-PEO NEO	-$	528,245	$199,846	-$	88,815	$0	-$	61,271		$0	-$	478,485

The valuation methodologies used to calculate fair values for each measurement date do not materially differ from those used at the time of grant of each respective award.

(3)	Represents the cumulative total shareholder return (“TSR”) for the Dow Jones U.S. Chemicals Index.

(4)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year (GAAP net income).

(5)	Adjusted net income represents the most important financial performance measure used by the Company to link CAP for 2024 to Company performance. 4
Analysis of the Information Presented in the Pay versus Performance Table
The graphics below depict the relationship between (a) CAP and Company TSR, and Dow Jones U.S. Chemicals Index TSR (referred to as the “peer group TSR” for purposes of Item 402(v) of Regulation
S-K),
and (b) between CAP and GAAP net income and adjusted net income.

4
Adjusted net income is a financial measure that has not been calculated pursuant to U.S. GAAP. See Appendix A for further discussion and a reconciliation of this non-GAAP
financial measure to net income, the most directly comparable GAAP measure.

Tabular List of Financial Performance Measures
The most important financial performance measures used by the Company to link executive CAP to the Company’s PEOs and NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

Financial Performance Measures
Adjusted net income
Return on invested capital
Profitability of strategic growth areas
Business unit operating income
EBITDA

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Human Capital and Compensation Committee reviews and makes recommendations to the Board of Directors regarding director compensation. The Committee engaged Exequity as its independent consultant for Board compensation for 2024. Exequity advises the Committee on Board compensation matters such as the annual retainer fee, Board committee chair fees, and stock awards based on the Company’s peer group and market competitiveness. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. The Human Capital and Compensation Committee annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, Board committee chair fees, and stock awards, and recommends adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2024, directors who were not also employees of the Company (“Non-Employee Directors”) were paid an annual retainer fee (“Annual Director Retainer Fee”) of $100,000. The non-executive Chairman of the Board was paid an additional annual fee of $225,000. The Lead Independent Director was paid an additional annual fee of $20,000, the Chair of the Audit Committee was paid an additional annual fee of $20,000, the Chair of the Human Capital and Compensation Committee was paid an additional annual fee of $20,000, the Chair of the Compliance Committee was paid an additional annual fee of $20,000, and the Chair of the Nominating and Corporate Governance Committee was paid an additional annual fee of $20,000. No fees or other compensation for service as a director were paid to directors who were also employees of the Company.

Directors Deferred Compensation Plan

A Non-Employee Director may defer receipt of his or her director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan (as amended and restated as of January 1, 2012) (the “Directors Deferred Compensation Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Common Stock or cash, depending upon the election made by the Non-Employee Director.

Stock Awards and Incentive Compensation Program for Non-Employee Directors

Pursuant to the 2022 Equity Incentive Compensation Plan and upon the terms and conditions as recommended by the Human Capital and Compensation Committee and determined by the Board of Directors, each Non-Employee Director serving as a director of the Company on the date of the annual meeting of stockholders each year is typically awarded an annual stock award (“Annual Stock Award”). At the Non-Employee Director’s election, the Annual Stock Award is either delivered at the time of the grant or deferred. For 2024, each Non-Employee Director serving as a director of the Company on April 30, 2024, received an Annual Stock Award of 1,396 shares of Common Stock. The number of shares was determined by dividing $125,000 by $89.53, the average of the opening and closing prices of Common Stock on the day of grant. The Annual Stock Award is vested upon grant and dividend equivalents are credited on deferred Annual Stock Awards. The Non-Employee Directors did not receive any other stock option or stock grants in 2024.

In addition to the Annual Stock Awards, under the 2022 Equity Incentive Compensation Plan, the Human Capital and Compensation Committee is permitted to make grants of stock options or additional stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions as determined by the Human Capital and Compensation Committee in its sole discretion. The Human Capital and Compensation Committee granted no such awards in 2024.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy that requires each Non-Employee Director to own a minimum amount of Common Stock equivalent in value to five times the current Annual Director Retainer Fee. During the first thirty-six months of service eligible directors are encouraged, but not required, to progress toward compliance in twenty percent increments up to sixty percent. After thirty-six months of service eligible Directors are required to demonstrate progress toward the stock ownership requirement by complying with eighty percent of the required ownership level after year four and one hundred percent of the required ownership level after five years. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts. Stock options do not count towards the stock ownership requirements unless actually exercised.

Each Non-Employee Director has five years from the date of his or her initial election or appointment as a director to achieve compliance with these stock ownership requirements. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. Currently, all Non-Employee Directors are in compliance with stock ownership requirements; Non-Employee Directors appointed over five years ago are in full compliance and Non-Employee Directors appointed within the last five years have made the requisite progress towards full compliance. Any Non-Employee Director who is not in compliance with the required stock ownership level must retain 100% of his or her vested shares (after tax) until compliance is achieved.

Insider Trading Policy

The Company’s Insider Trading Policy also applies to Non-Employee Directors. This policy prohibits Non-Employee Directors from trading in the Company’s securities outside of trading window periods or without pre-clearance. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. Among other things, the policy prohibits Non-Employee Directors from hedging the economic risk of their ownership in the Company’s Common Stock or short-selling the Company’s securities.

2024 Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2024.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Lorinda A. Burgess	$120,000	$124,984	$244,984
Randall S. Dearth	$120,000	$124,984	$244,984
Joaquin Delgado	$120,000	$124,984	$244,984
Susan M. Lewis	$62,637	$124,984	$187,621
Jan Stern Reed	$120,000	$124,984	$244,984
F. Quinn Stepan, Jr.	$325,000	$124,984	$449,984
Edward J. Wehmer	$120,000	$124,984	$244,984

(1)	Ms. Lewis’ service as a director began on February 15, 2024.

(2)

Reflects stock awards granted in May 2024, which were vested upon grant. Each Non-Employee Director was awarded 1,396 shares. The value is based on the market value of the Company’s Common Stock of $89.53, the average of the opening and closing prices of Common Stock on the day of the grant in accordance with FASB ASC Topic 718. For information regarding outstanding stock awards held by certain Non-Employee Directors as of the end of fiscal year 2024, see “Security Ownership of the Board of Directors and Management.”

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company is including in this proxy statement a non-binding advisory vote to approve the compensation of the Company’s NEOs. Each year, the Company asks for the stockholders to indicate their approval of the compensation paid to the Company’s NEOs. The compensation paid in 2024 is described in this proxy statement in the Compensation Discussion and Analysis as well as the compensation tables and related narratives. Those sections describe the Company’s NEO compensation programs and the rationale behind the decisions made by the Human Capital and Compensation Committee.

This Say-on-Pay vote provides stockholders with the opportunity to express their views about the compensation paid to the Company’s NEOs as described in this proxy statement. A stockholder may vote “FOR” or “AGAINST” the resolution or may “ABSTAIN” from voting on the resolution. Approval of this proposal requires the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on this matter. The result of the Say-on-Pay vote will not be binding on the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders and will review the voting results and take them into consideration when making future decisions regarding compensation of the Company’s NEOs. At the 2024 Annual Meeting of Stockholders, the Company’s executive compensation was approved by 96% of the votes cast at the meeting on the proposal. The Board of Directors and the Human Capital and Compensation Committee considered these voting results when they made decisions regarding the compensation of the Company’s NEOs. Unless the Board of Directors modifies its determination on the frequency of future Say-on-Pay votes, the next such advisory vote will be held at the 2026 Annual Meeting of Stockholders. The Company anticipates next seeking an advisory vote on the frequency of Say-on-Pay votes at its 2029 Annual Meeting of Stockholders.

The Board of Directors believes that the Company’s executive compensation program is appropriately designed and is operating effectively to compensate the Company’s NEOs based on achievement of annual and long-term performance goals that are aligned with enhanced stockholder value. As described in the Compensation Discussion and Analysis, the Company’s objectives for its compensation program, including the compensation program for the NEOs, are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for market-competitive levels of compensation; and

•	attract and retain employees of outstanding ability.

In support of these objectives, the Human Capital and Compensation Committee follows these guiding principles for setting and awarding NEO executive compensation:

•

Pay for Performance. The basic premise of the Company’s NEO compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for executive employees. Compensation levels commensurate with Company performance align the interests of the Company’s NEOs with the interests of the Company’s stockholders. For 2024, incentive pay was directly connected to Company and individual performance. See the “Short-Term Incentive

Compensation” and the “Long-Term Incentive Compensation” sections in the Compensation Discussion and Analysis of this proxy statement for a discussion on the connection between Company performance and compensation levels for each incentive compensation component.

•

Competitive Compensation. Base salaries were surveyed and determined to be consistent with similar positions in similar industries. The Company believes that the level of 2024 executive compensation offered as part of its total reward components was necessary to attract and retain talented NEOs. See the “Compensation Peer Group and Survey Data” section in the Compensation Discussion and Analysis of this proxy statement for a description of the process used for comparing the Company’s compensation programs with those of the Company’s peers.

•

Equity-Based Compensation Aligns the NEOs with the Interests of Stockholders. The Human Capital and Compensation Committee has designed the compensation for NEOs to depend on the achievement of objective performance goals that drive and are aligned with stockholder value. Information related to the amount of NEO compensation that is paid as RSUs, SARs and performance shares is described in the “Long-Term Incentive Compensation” section in the Compensation Discussion and Analysis of this proxy statement.

•

Stock Ownership Policy. The Company maintains a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. See the “Stock Ownership Policy” section in the Compensation Discussion and Analysis of this proxy statement for a more detailed description of this policy.

•

Insider Trading Policy. The Company has an Insider Trading Policy that prohibits directors, officers and employees from trading in the Company’s securities outside of trading window periods or without pre-clearance. In addition, the Insider Trading Policy prohibits directors, officers and certain other employees from the economic risk of their ownership in the Company’s Common Stock and prohibits short-selling of the Company’s securities.

•

Reasonable and Limited Perquisites and Other Benefits. The limited amount of benefits and perquisites offered to the NEOs is common with companies in our industry and is reasonable in both nature and amount.

•

No Standing Severance/Change-in-Control Agreements. None of the NEOs have any arrangement that provides for cash severance payments. Additionally, none of the NEOs are entitled to payment of any benefits upon a change-in-control (other than potential equity award vesting).

As summarized above, the compensation earned by the Company’s NEOs for 2024 was generally aligned with both the Company’s pay for performance philosophy and 2024 Company performance. You should read the Compensation Discussion and Analysis and the compensation tables in this proxy statement in determining whether to approve this proposal. For the reasons discussed above, the Board of Directors recommends that the stockholders vote to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

PROPOSAL: The Board of Directors recommends that the stockholders vote, on an advisory basis, FOR the above resolution approving the compensation of the Company’s NEOs.

AUDIT COMMITTEE REPORT

The Audit Committee has:

(a)

reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2024;

(b)	discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

(c)

received and reviewed the written disclosures and the letter from Deloitte required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2024, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

AUDIT COMMITTEE

Lorinda A. Burgess, Chair Randall S. Dearth Joaquin Delgado Susan M. Lewis Jan Stern Reed Edward J. Wehmer

The information contained in the Audit Committee Report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

PROPOSAL NO. 3: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2025

The Audit Committee has selected Deloitte as the independent registered public accounting firm for the Company for 2025. Stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for 2025 is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of Deloitte for stockholder ratification as a matter of good corporate governance practice. The Audit Committee will take the results of the stockholder vote regarding Deloitte’s appointment into consideration in future deliberations. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement, and to be available to respond to appropriate questions.

PROPOSAL: Upon the recommendation of the Audit Committee, the Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries for fiscal year 2025.

Independent Registered Public Accounting Firm Fees

The following table presents fees and out-of-pocket expenses for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2024, and December 31, 2023, and fees billed for other services rendered by Deloitte during those periods:

	2024	2023
Audit Fees (a)	$2,869,500	$2,554,600
Audit-Related Fees (b)	$431,200	$298,600
Tax Fees (c)	$455,900	$380,700
All Other Fees (d)	—	$1,900

Total	$3,756,600	$3,235,800

(a)

Audit services consist of the audit of the Company’s annual consolidated financial statements, the review of the Company’s quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits.

(b)	Audit-Related Fees consist of transactional due diligence support and, for 2023, fees paid to Deloitte by one of the Company’s employee benefit plans in connection with an audit of the plan.

(c)	Tax Fees consist of tax advisory services, assistance with tax return filings in certain foreign jurisdictions, and preparation of expatriate tax returns.

(d)	All Other Fees consist of an annual subscription fee for an online accounting research tool licensed from Deloitte.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. The policy provides guidance as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with applicable rules on auditor independence.

Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the policy delegates to the Chair or another designated member of the Audit Committee the authority to grant specific pre-approval between meetings provided that the Chair or designated member reports any pre-approval decision to the Audit Committee at its next regularly scheduled meeting.

All of the services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Audit Committee in accordance with its pre-approval requirements.

PROPOSAL NO. 4: APPROVE THE AMENDMENT AND RESTATEMENT OF THE STEPAN COMPANY 2022 EQUITY INCENTIVE COMPENSATION PLAN

Overview

We are asking stockholders to approve the amendment and restatement of the Stepan Company 2022 Equity Incentive Compensation Plan. On February 18, 2025, the Board approved and adopted, subject to approval of stockholders at the 2025 Annual Meeting of Stockholders, the amendment and restatement of the Stepan Company 2022 Equity Incentive Compensation Plan. In this proposal, we refer to the Stepan Company 2022 Equity Incentive Compensation Plan as the “2022 Plan” and we refer to the amended and restated Stepan Company 2022 Equity Incentive Compensation Plan as the “A&R 2022 Plan.”

The A&R 2022 Plan will continue to afford the Board’s Human Capital and Compensation Committee (also referred to as the “Committee” in this Proposal No. 4) the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants and other service providers to the Company and its subsidiaries, and non-employee directors of the Company.

We are asking stockholders to approve the A&R 2022 Plan, which would constitute approval of an additional 500,000 common shares, par value $1.00 per share, of the Company (“Common Shares”) for issuance thereunder and would therefore result in a new aggregate share reserve under the A&R 2022 Plan of 930,858 shares. The A&R 2022 Plan would also extend the term of such plan for 10 years from the date it is approved by stockholders. The addition of Common Shares and the extension of the term are the only material changes from the 2022 Plan, although the A&R 2022 Plan also includes certain minor, technical updates to the clawback and whistleblower protection provisions currently included in the 2022 Plan.

The actual text of the A&R 2022 Plan is attached to this Proxy Statement as Appendix B. The following description of the A&R 2022 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B.

Why We Believe You Should Vote for This Proposal

The A&R 2022 Plan authorizes the Committee to provide equity-based compensation in the form of stock options, SARs, restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Shares, for the purpose of providing our non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for performance and/or service. Some of the key features of the A&R 2022 Plan that reflect our commitment to effective management of equity compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based awards under the A&R 2022 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors. The use of Common Shares as part of our compensation program is also important because equity-based awards are an essential component of our compensation for key employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance.

As of March 4, 2025, 430,858 Common Shares remained available for issuance under the 2022 Plan. If the A&R 2022 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.

Overhang and Dilution

The following includes aggregated information regarding our view of the overhang and dilution associated with the 2022 Plan, and the potential dilution associated with the A&R 2022 Plan. This information is as of March 4, 2025.

Stock Options / SARs Outstanding (A)	1,281,031
Weighted-Average Exercise Price of Outstanding Stock Options / SARs	$91.61
Weighted-Average Remaining Term of Outstanding Stock Options / SARs (Years)	5.3
Total Stock-Settled Full Value Awards Outstanding (B)	187,820
Total Shares Subject to Outstanding Awards (A + B)	1,468,851
Total Shares Remaining Available for Issuance under Predecessor Plan (C)	430,858
Additional Shares Requested (D)	500,000
Basic Common Shares Outstanding (E)	22,554,929
Potential Basic Dilution of Shares Remaining Available + Shares Requested ((C+D)/E)	4.13%
Total Potential Basic Dilution/Overhang ((A+B+C+D)/E)	10.64%

Based on the closing price on New York Stock Exchange for our Common Shares on March 4, 2025 of $56.69 per share, the aggregate market value as of March 4, 2025 of the additional 500,000 Common Shares requested under the A&R 2022 Plan was $28,345,000.

Burn Rate

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Set forth below is a table that reflects our burn rate as of fiscal year end for 2024, 2023 and 2022, as well as the average over those years:

	2024	2023	2022
Stock Options / SARs Granted (A)	112,126	79,783	223,401
Full Value Awards Granted (B)	140,493	88,130	64,392
Weighted-Average Common Shares Outstanding (C)	22,473,593	22,337,914	22,321,267
Burn Rate ((A+B)/C)	1.12%	0.75%	1.29%
Three-Year Average Burn Rate	1.06%

In determining the number of additional shares to request for approval under the A&R 2022 Plan, our management team worked with the Committee and outside advisors to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the A&R 2022 Plan.

If the A&R 2022 Plan is approved, we intend to utilize the shares authorized under the A&R 2022 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares available for issuance pursuant to awards after approval of the A&R 2022 Plan will last for about three years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, the Committee retains full discretion under the A&R 2022 Plan to determine the number and amount of awards to be granted under the A&R 2022 Plan, subject to the terms of the A&R 2022 Plan, and future benefits that may be received by participants under the A&R 2022 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this proposal, stockholders should consider all of the information in this proposal.

A&R 2022 Plan Highlights

Below are certain highlights of the A&R 2022 Plan. These features of the A&R 2022 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the A&R 2022 Plan and stockholders’ interests, consistent with sound corporate governance practices:

Reasonable A&R 2022 Plan Limits

Generally, awards under the A&R 2022 Plan are limited to 1,000,000 Common Shares (consisting of 500,000 Common Shares originally approved by stockholders and an additional 500,000 Common Shares to be approved by stockholders at the 2025 Annual Meeting of Stockholders) plus the total number of Common Shares remaining available for awards under the Company’s 2011 Incentive Compensation Plan, as amended (the “Predecessor Plan”) as of the original effective date of the A&R 2022 Plan, plus the number of Common Shares that are subject to awards granted under the A&R 2022 Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of shares available under the A&R 2022 Plan pursuant to the share counting rules of the A&R 2022 Plan (as described below). These shares may be shares of original issuance or treasury shares, or a combination of the two. Generally, the aggregate number of Common Shares available under the A&R 2022 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the A&R 2022 Plan.

Minimum Vesting Requirement

Generally, awards granted under the A&R 2022 Plan will vest no earlier than the first anniversary of the applicable grant date, except that the following awards will not be subject to the foregoing minimum vesting requirement: any (1) awards granted in connection with awards that are assumed, converted or substituted in connection with a corporate acquisition or merger transaction as described in the A&R 2022 Plan; (2) Common Shares delivered in lieu of fully vested cash obligations; (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders; and (4) any additional awards the Committee or the Board may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the A&R 2022 Plan (subject to adjustment as described in the A&R 2022 Plan). The minimum vesting requirement does not preclude the Committee, in its sole discretion, from providing for continued vesting or accelerated vesting for any award under the A&R 2022 Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service or a change in control, or exercising its discretionary vesting authority (as described in the A&R 2022 Plan) at any time following the grant of an award.

Non-Employee Director Compensation Limit

The A&R 2022 Plan provides that in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000 (or, for a non-executive chair of the Board, $1,000,000).

Incentive Stock Option Limit

The A&R 2022 Plan also provides that, subject as applicable to adjustment as described in the A&R 2022 Plan, the aggregate number of Common Shares actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 500,000 Common Shares.

Limited Share Recycling Provisions

Subject to certain exceptions described in the A&R 2022 Plan, if any award granted under the A&R 2022 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the A&R 2022 Plan. Additionally, if after the original effective date of the A&R 2022 Plan, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled in cash, or is unearned (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the A&R 2022 Plan. The following Common Shares will not be added (or added back, as applicable) to the aggregate number of Common Shares available under the A&R 2022 Plan:

•	Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option;

•	Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards;

•	Common Shares subject to a share-settled stock appreciation right that are not actually issued in connection with the settlement of such stock appreciation right on exercise;

•	Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options.

Further, if a participant elects to give up the right to receive cash compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available under the A&R 2022 Plan.

No Repricing Without Stockholder Approval

Outside of certain corporate transactions or adjustment events described in the A&R 2022 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash, other awards or stock options or SARs with a lower exercise or base price, without stockholder approval under the A&R 2022 Plan.

Change in Control Definition and Default Treatment

The A&R 2022 Plan includes a non-liberal definition of “change in control” which is described below. Under the A&R 2022 Plan, upon a change in control (except as otherwise provided for in an evidence of award) if a replacement award is not granted in respect of an outstanding award: (1) all such awards that have been earned but not paid shall become immediately payable in cash; (2) all such awards shall become fully exercisable; (3) all restrictions applicable to all such awards shall terminate or lapse; and (4) management objectives (if any) applicable to any award that has not yet been earned shall be deemed satisfied at the performance level that provides for a target payout. Further, if an outstanding award is replaced with a replacement award, all such replacement awards shall remain outstanding and be governed by such replacement award terms and conditions. However, if within two years following the change in control a participant’s employment or service on the Board is terminated by the Company or a subsidiary without cause, or if a participant terminates his or her employment for good reason, all such replacement awards shall become fully exercisable and all restrictions applicable to all such Replacement awards shall terminate or lapse. A replacement award is an equity award granted in replacement of an outstanding award under the A&R 2022 Plan in connection with a change in control that, as determined by the Committee (as constituted immediately prior to such change in control), preserves the existing value of the outstanding award and has terms and conditions (including a vesting schedule) that are at least as favorable to the participant as the terms and conditions in effect immediately prior to such change in control, and, with respect to awards subject to management objectives, an equity award granted in replacement thereof shall be deemed a replacement award only if (i) it is subject to only time-based vesting and (ii) its value is determined at the target level of the management objectives applicable to the outstanding award it replaces.

Exercise or Base Price Limitation

The A&R 2022 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the A&R 2022 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

Clawback Provisions

The A&R 2022 Plan provides that awards under the A&R 2022 Plan shall be subject to the Company’s Clawback Policy (and any other clawback policies that the Company may adopt) and that, by accepting an award under the A&R 2022 Plan, participants agree to cooperate and assist the Company in connection with the recoupment of any amounts under any such clawback policy. A description of the Clawback Policy is included in the Compensation Discussion and Analysis above under “Clawback Policy.”

Summary of Other Material Terms of the A&R 2022 Plan

Administration

The A&R 2022 Plan will generally be administered by the Committee (or its successor(s)), or any other committee of the Board of Directors designated by the Board of Directors to administer the A&R 2022 Plan. However, notwithstanding anything in the A&R 2022 Plan to the contrary, the Board of Directors may grant awards under the A&R 2022 Plan to non-employee directors and administer the A&R 2022 Plan with respect to such awards. References to the “Committee” in this proposal refer to the Human Capital and Compensation Committee, such other committee designated by the Board of Directors, or the Board of Directors, as applicable. The Committee may from time to time delegate all or any part of its authority under the A&R 2022 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the A&R 2022 Plan, or of any agreement, notification or document evidencing the grant of awards under the A&R 2022 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the A&R 2022 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the A&R 2022 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act. The Committee is authorized to take appropriate action under the A&R 2022 Plan subject to the express limitations contained in the A&R 2022 Plan.

Eligibility

Any person who is selected by the Committee to receive benefits under the A&R 2022 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries is eligible to participate in the A&R 2022 Plan. In addition, persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the A&R 2022 Plan. As of March 3, 2025, the Company and its subsidiaries had approximately 2,412 employees and no consultants, and the Company had seven non-employee directors. The basis for participation in the A&R 2022 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.

Types of Awards Under the A&R 2022 Plan

Pursuant to the A&R 2022 Plan, the Company may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), SARs, restricted shares, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Shares.

Generally, each grant of an award under the A&R 2022 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee or the Board (an “evidence of award”), which will contain such terms and provisions as the Committee may determine, consistent with the A&R 2022 Plan. A brief description of the types of awards which may be granted under the A&R 2022 Plan is set forth below.

Stock Options

A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the A&R 2022 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than ten years from the date of grant. The Committee may provide in an evidence of award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of Common Shares subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of such stock options, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash or by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Shares owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the A&R 2022 Plan may not provide for dividends or dividend equivalents.

SARs

The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any participant of SARs. A SAR is the right of the participant to receive from us at the time of exercise an amount equal to the total spread value (the fair market value of a Common Share on the date of exercise minus the base price of the SAR) for all the Common Shares as to which the SAR is being exercised.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will vest. SARs may provide for continued vesting or the earlier vesting of such SARs, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Shares or any combination of the two. SARs granted under the A&R 2022 Plan may not provide for dividends or dividend equivalents.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a Common Share on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an evidence of award for the automatic exercise of a SAR.

Restricted Stock

Restricted stock constitutes an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.

Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock may require that any and all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. In any event, dividends or other distributions on shares of restricted stock will be deferred until and only paid contingent upon the vesting of such restricted stock.

RSUs

RSUs awarded under the A&R 2022 Plan constitute an agreement by the Company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Shares on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of the retirement, death, disability or termination or employment of service of a participant or in the event of a change in control.

During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional Common Shares. However, dividend equivalents or other distributions on Common Shares underlying RSUs will be deferred until and paid contingent upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Shares or any combination of the two.

Performance Shares and Performance Units

Performance shares and performance units may also be granted to participants under the A&R 2022 Plan. A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Performance shares and performance units may be payable in cash, Common Shares, or a combination of the two. Each grant will specify the number or amount of performance shares or performance units to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of performance shares or performance units will specify management objectives regarding the earning of the award.

The performance period with respect to each grant of performance shares or performance units will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control. Each grant will specify the time and manner of payment of performance shares or performance units that has been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in restricted stock or RSUs or in any combination thereof.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Shares, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid. This means that dividend equivalents or other distributions on Common Shares underlying performance shares and performance units will be deferred until and only paid contingent upon the vesting of such awards.

Other Awards

Subject to applicable law and applicable share limits under the A&R 2022 Plan, the Committee may grant to any participant Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of the specified subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Common Shares delivered under such an award in the nature of a purchase right granted under the A&R 2022 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

The Committee may also authorize the grant of Common Shares as a bonus, or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the A&R 2022 Plan or under other plans or compensatory arrangements (including Common Shares granted to a director upon such director’s election to receive Common Shares in lieu of cash or other consideration), subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, either in cash or in additional Common Shares. However, dividend equivalents or other distributions on Common Shares underlying Other Awards will be deferred until and paid contingent upon the earning and vesting of such awards.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

Change in Control

A definition of “change in control” is provided in Section 12(b) of the A&R 2022 Plan. In general, except as may be otherwise provided in an award agreement, a change in control will occur upon any of the following events (as described in further detail in the A&R 2022 Plan): (1) the acquisition by a person unaffiliated with the Company of 35% or more of the Company’s outstanding voting securities; (2) certain changes in the composition of a majority of the Board; (3) the occurrence of certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the

Company’s assets or the acquisition of another corporation or similar forms of corporate transactions; or (4) approval by stockholders of a complete liquidation or dissolution of the Company pursuant to certain corporate transactions provided under (3) above.

Management Objectives

The A&R 2022 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the performance objective or objectives established pursuant to the A&R 2022 Plan for participants who have received grants of performance shares, performance units or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or other awards and may include, but are not limited to, objectives related to earnings before interest, taxes, depreciation and amortization, income or net income (loss) (either before or after interest, taxes, depreciation and/or amortization), earnings, changes in the market price of Common Shares, funds from operations or similar measures, sales, revenue (including recurring revenue), growth in revenue, mergers, acquisitions or other strategic transactions, divestitures, financings, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on invested capital, return on investments, assets, return on assets, net asset turnover, debt (including debt reduction), return on operating revenue, working capital, regulatory compliance, improvement of financial ratings, annual spend or license annual spend, equity investments, investing activities and financing activities (or any combination thereof) stockholder returns, dividend ratio, orders, return on sales, marketing, gross or net profit levels, productivity, volumes produced and/or transported, margins, leverage ratio, coverage ratio, strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of information technology), operating efficiency, productivity, product innovation, number of customers, customer satisfaction and related metrics, individual performance, quality improvements, growth or growth rate, intellectual property, expenses or costs (including cost reduction programs), budget comparisons, implementation of projects or processes, formation of joint ventures, research and development collaborations, marketing or customer service collaborations, employee engagement and satisfaction, diversity and other human capital and culture metrics, environmental and social measures, information technology, technology development, human resources management, litigation, research and development, working capital, earnings (loss) per Common Share, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Adjustments; Corporate Transactions

The Committee will make or provide for such adjustments in: (1) the number of and kind of Common Shares covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the A&R 2022 Plan; (2) if applicable, the number of and kind of Common Shares covered by other awards granted pursuant to the A&R 2022 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; and (4) other award terms, as the Committee in its sole discretion, exercised in good faith, determines is equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the A&R 2022 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the number of shares available under the A&R 2022 Plan and the share limits of the A&R 2022 Plan as the Committee, in its sole discretion, exercised in good faith, determines is appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing

Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The A&R 2022 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our stockholders.

Grants to Participants of Different Nationalities

In order to facilitate the making of any grant or combination of grants under the A&R 2022 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the A&R 2022 Plan (including sub-plans, which are to be considered part of the A&R 2022 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the A&R 2022 Plan as then in effect unless the A&R 2022 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders. Any such special terms, supplements, sub plans, or alternative versions of the A&R 2022 Plan approved by the Committee may be attached as exhibits to the A&R 2022 Plan.

Withholding

To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the A&R 2022 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements may include relinquishment of a portion of such benefit. With respect to participants who are “officers” subject to Section 16 of the Exchange Act, if the participant’s benefit is to be received in the form of Common Shares, then, unless otherwise determined by the Committee, we will withhold from the Common Shares required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld under applicable income and employment tax laws. With respect to participants who are not “officers” subject to Section 16 of the Exchange Act, if the participant’s benefit is to be received in the form of Common Shares, then we may withhold from the Common Shares required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld under applicable income and employment tax laws.

The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the A&R 2022 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.

No Right to Continued Employment

The A&R 2022 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the A&R 2022 Plan

The 2022 Plan was originally effective on April 26, 2022. The A&R 2022 Plan will become effective on the date it is approved by the Company’s stockholders at the 2025 Annual Meeting of Stockholders.

Amendment and Termination of the A&R 2022 Plan

The Board of Directors generally may amend the A&R 2022 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the A&R 2022 Plan) (1) would materially increase the benefits accruing to participants under the A&R 2022 Plan, (2) would materially increase the number of securities which may be issued under the A&R 2022 Plan, (3) would materially modify the requirements for participation in the A&R 2022 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the New York Stock Exchange, or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board of Directors, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the A&R 2022 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the A&R 2022 Plan, no such amendment may be made that would materially impair the rights of any participant under an existing award without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the A&R 2022 Plan, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the A&R 2022 Plan or waive any other limitation or requirement under any such award.

The Board of Directors may, in its discretion, terminate the A&R 2022 Plan at any time. Termination of the A&R 2022 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the A&R 2022 Plan on or after the tenth anniversary of the effective date of the A&R 2022 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the A&R 2022 Plan.

Allowances for Conversion Awards and Assumed Plans

Common Shares issued or transferred under awards granted under the A&R 2022 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs, or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other A&R 2022 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the A&R 2022 Plan, under circumstances further described in the A&R 2022 Plan, but will not count against the aggregate share limit or other A&R 2022 Plan limits described above.

Historical Awards

Since its inception, the following grants have been made under the 2022 Plan to the persons and categories of persons identified below:

Name	Number of Shares Subject to Options/SARs	Number of Shares/Shares Subject to RSUs	Number of Performance Shares*
Luis E. Rojo, President and Chief Executive Officer	12,722	17,228	21,845
Samuel S. Hinrichsen, Vice President and Interim Chief Financial Officer	848	307	616
Robert J. Haire, Jr., Executive Vice President, Supply Chain	9,429	7,146	6,728
David G. Kabbes, Vice President, General Counsel and Secretary	8,482	3,841	6,158
Sean T. Moriarty, Vice President and General Manager – Surfactants	8,482	3,079	6,158
Scott R. Behrens, Former President and Chief Executive Officer	44,726	16,239	32,479
Executive Officers as a Group	99,119	53,088	84,481
Non-Executive Directors as a Group	—	27,740	—
Each Nominee for Election as a Director:
Lorinda A. Burgess	—	3,970	—
Luis E. Rojo	12,722	17,228	21,845
Non-Executive Officer Employees as a Group	74,343	35,639	53,911

*	The number of performance shares in the table above assumes target (100%) payout for all awards.

New Plan Benefits

Future awards under the A&R 2022 Plan will be made at the discretion of the Committee; therefore, it is not currently possible to quantify the benefits or amounts that may be received by the named executive officers or groups noted in the table below pursuant to the A&R 2022 Plan in the future. However, we have estimated awards that are anticipated to be made in 2025 to our non-employee directors based on the current non-employee director compensation program.

Name and Position	Dollar Value ($)
Luis E. Rojo, President and Chief Executive Officer	N/A
Samuel S. Hinrichsen, Vice President and Interim Chief Financial Officer	N/A
Robert J. Haire, Jr., Executive Vice President, Supply Chain	N/A
David G. Kabbes, Vice President, General Counsel and Secretary	N/A
Sean T. Moriarty, Vice President and General Manager – Surfactants	N/A
Scott R. Behrens, Former President and Chief Executive Officer
Executive Officers as a Group	N/A
Non-Executive Directors as a Group	$810,000 (1)
Non-Executive Officer Employees as a Group	N/A

(1)

The amount disclosed is an estimate for all stock awards to be issued to our six non-employee directors after the 2025 Annual Meeting based on the current non-employee director compensation program, using the current $135,000 target grant date value per non-employee director for equity awards under such program.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the A&R 2022 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for A&R 2022 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock

The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the stock will have taxable ordinary income on the date of transfer of the stock equal to the excess of the fair market value of such stock (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares and Performance Units

No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Nonqualified Stock Options

In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options

No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs

No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

RSUs

No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the A&R 2022 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the A&R 2022 Plan by our stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on the matter.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the approval of the Amendment and Restatement of the Stepan Company 2022 Equity Incentive Compensation Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2024, about the Company’s securities that may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,258,176	(1)	$94.24	(2)	611,299
Equity compensation plans not approved by security holders	—		—		—

Total	1,258,176		$94.24		611,299

(1)	Includes unvested performance share awards, with the number of performance shares based on the probable number of shares that will ultimately vest given the projected level of performance.

(2)	Excludes unvested performance share awards.

2026 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2026 Annual Meeting of Stockholders, in accordance with SEC Rule 14a-8, the Company must receive the proposals at its headquarters at 1101 Skokie Boulevard, Northbrook, Illinois 60062, no later than November 25, 2025.

A stockholder that intends to nominate a candidate for election as a director or to present business at the 2026 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not earlier than 120 days nor later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2025 Annual Meeting is scheduled for April 29, 2025, the Company’s Secretary must receive the requisite notice and information for a nomination of a candidate for director or a stockholder proposal submitted other than pursuant to Rule 14a-8 no earlier than December 30, 2025, nor later than January 29, 2026.

In the event the 2026 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2025 Annual Meeting, then the foregoing notices required by the Company’s By-laws, to be timely, must be received not later than the close of business on the tenth day following the date on which notice of the 2026 Annual Meeting is first given to stockholders or public disclosure of such meeting is made, whichever first occurs.

Universal Proxy Rules for Director Nominations

In addition to satisfying the requirements under the Company’s By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees), which notice must be postmarked or transmitted electronically to the Company at its headquarters no later than 60 calendar days prior to the anniversary date of the 2025 Annual Meeting (for the 2026 Annual Meeting of Stockholders, no later than March 2, 2026 (the first business day following February 28, 2026)). However, if the date of the 2026 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

A stockholder or other interested party may communicate with the Board of Directors by writing c/o Secretary’s Office, Stepan Company, 1101 Skokie Boulevard, Northbrook, Illinois 60062. Mail addressed to a specific director or Board committee will be delivered to that director or Board committee. The Secretary initially reviews all correspondence to directors and delivers the correspondence to the addressee, as appropriate. Correspondence that is unrelated to the duties and responsibilities of the Board will not be distributed to the Board, including spam, product complaints or inquiries, new product suggestions, resumes or job inquiries, advertisements or any inappropriate communications.

ANNUAL REPORT TO STOCKHOLDERS

The Company has filed an Annual Report on Form 10-K for the year ended December 31, 2024, with the SEC. Stockholders may obtain, free of charge, a copy of the 2024 Annual Report on Form 10-K by writing to Stepan Company, Secretary’s Office, 1101 Skokie Boulevard, Northbrook, Illinois 60062. Copies of exhibits will be provided upon request and payment of a nominal fee equal to the Company’s expense in furnishing such exhibits. The Company’s 2024 Annual Report on Form 10-K is also available at http://www.edocumentview.com/SCL.

By order of the Board of Directors,

Stephanie J. Pacitti
Interim Corporate Secretary

Northbrook, Illinois

March 25, 2025

Appendix A

Discussion and Reconciliation of GAAP and Non-GAAP Financial Measures

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, help investors’ ability to understand underlying trends in the Company’s operating performance and provide useful information to both management and investors by excluding items that may not be indicative of the Company’s core operating results. Internally, the Company uses certain non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. In addition, the Human Capital and Compensation Committee of the Company’s Board of Directors uses certain non-GAAP measures, including Corporate Net Income and ROIC, as targets under the Company’s short-term and long-term incentive compensation programs. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, other companies may calculate adjusted net income and such other metrics differently than the Company does, limiting their usefulness as comparative measures.

Reconciliation of GAAP Net Income to Adjusted Net Income

The following table reconciles the Company’s GAAP net income to adjusted net income. Adjusted net income is used as an incentive compensation performance metric, as discussed below. The cumulative tax effect of the adjustment items was calculated using the statutory tax rates for the jurisdictions in which the transaction occurred.

	Twelve Months Ended December 31,
(In millions, except per share amounts)	2024	EPS	2023	EPS

Net Income Attributable to the Company as Reported	$50.4	$2.20	$40.2	$1.75
Deferred Compensation (Income) Expense	(2.4)	(0.11)	(0.7)	(0.03)
Business Restructuring and Asset Impairment Expense	—	—	12.0	0.52
Goodwill and Other Intangibles Impairment Expense	—	—	2.0	0.09
Cash-Settled SARs (Income) Expense	—	—	(0.1)	—
Environmental Remediation Expense	2.6	0.11	1.0	0.04
Cumulative Tax Effect on Above Adjustment Items	(0.1)	—	(3.7)	(0.16)

Adjusted Net Income	$50.5	$2.20	$50.7	$2.21

A-1

Reconciliation of GAAP Net Income to EBITDA

The following table reconciles the Company’s GAAP net income to EBITDA. EBITDA is used as an incentive compensation performance metric, as discussed below.

(In millions)	Twelve Months Ended December 31, 2024

Net Income Attributable to the Company as Reported	$50.4
Provision for Income Taxes	10.1
Income Attributable to the Company Before Provision for Income Taxes	60.4
Interest, Net	14.2
EBIT	74.6
Depreciation and Amortization	112.2

EBITDA	$186.8

Use of Non-GAAP Corporate Net Income and Corporate EBITDA for Compensation Purposes

The Company used adjusted net income (calculated in accordance with the table set forth above) as the 2024 Corporate Net Income incentive compensation performance metric and EBITDA (calculated in accordance with the table set forth above) as the 2024 Corporate EBITDA incentive compensation performance metric.

Definition of Non-GAAP Return on Invested Capital (ROIC)

To calculate the Return on Invested Capital incentive compensation performance metric, the Company divides net operating profit after taxes (“NOPAT”) by invested capital. The Company calculates NOPAT by adding the Corporate Net Income Adjustments to pre-tax income and subtracting the effect of income taxes. The Company calculates invested capital by adding the 12-month average trade accounts receivable balance to the 12-month average FIFO inventory balance and subtracting the 12-month average trade accounts payable balance plus the January 1 net property, plant and equipment and other non-current assets balance.

A-2

Appendix B

Stepan Company

2022 Equity Incentive Compensation Plan

(As Amended and Restated Effective April 29, 2025)

1. Purpose. The purpose of this Plan is to permit award grants to non-employee Directors and officers, other employees and service providers of the Company and its Subsidiaries and to provide to such persons incentives and rewards for service and/or performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Evidence of Award or other written agreement between a Participant and the Company or a Subsidiary, any of the following, as reasonably determined by the Company: (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or any Subsidiary; (iii) illegal use of drugs; (iv) material breach of any employment-related undertakings provided in a writing signed by the Participant; (v) gross negligence or willful misconduct in the performance of the Participant’s duties to the Company or any Subsidiary; (vi) breach of any fiduciary duty owed to the Company or any Subsidiary including, without limitation, engaging in competitive acts while employed by the Company or any Subsidiary; or (vii) the Participant’s willful refusal to perform the assigned duties for which the Participant is qualified as directed by the Participant’s supervising officer or the Board; provided, that in the case of any event constituting Cause within clauses (iv) through (vii) that is curable by the Participant (as reasonably determined by the Company), the Participant has been given written notice by the Company or a Subsidiary of such event said to constitute Cause, describing such event in reasonable detail, and has not cured such action within ten (10) days of such written notice as reasonably determined by the Company. For purposes of this definition of Cause, action or inaction by the Participant shall not be considered “willful” unless done or omitted by the Participant (x) intentionally or not in good faith, and (y) without reasonable belief that the Participant’s action or inaction was in the best interests of the Company or any applicable Subsidiary, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness. For the avoidance of doubt, if the Participant is eligible for retirement, but grounds exist to terminate the Participant’s employment with the Company or a Subsidiary for Cause, then for purposes of this Plan, the Participant will not be treated as having retired from the Company or a Subsidiary, but will instead be treated as having been terminated by the Company or a Subsidiary for Cause.

(e) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g) “Committee” means the Human Capital and Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h) “Common Shares” means the shares of common stock, par value $1.00 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i) “Company” means Stepan Company, a Delaware corporation, and its successors.

(j) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee or the Board takes action with respect thereto).

(k) “Director” means a member of the Board.

(l) “Effective Date” means the date this Plan was originally approved by the Stockholders.

(m) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee or the Board that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o) “Good Reason” means, unless such term or an equivalent term is otherwise defined by the applicable Evidence of Award or other written agreement between a Participant and the Company or a Subsidiary, the occurrence of any of the following events without the Participant’s consent: (i) any material reduction in the Participant’s duties, responsibilities or authority; provided, however, that for purposes of this clause (i), neither of (x) a change in the Participant’s supervisor or the number or identity of the Participant’s direct reports, nor (y) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company or its organizational chart, shall be deemed by itself to materially reduce the Participant’s duties, responsibilities or authority, as long as the Participant continues to report to either the supervisor to whom he or she reported immediately prior to the realignment or restructuring, or a supervisor of equivalent responsibility and authority; (ii) a material reduction in the Participant’s base salary, or (iii) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its location immediately prior to such relocation. For purposes of this definition of “Good Reason,” notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Participant gives the Company written notice within thirty (30) days after the initial occurrence of any of such events that the Participant believes that such event constitutes Good Reason, the Company thereafter fails to cure any such event within sixty (60) days after receipt of such notice. In addition, the Participant must actually terminate employment within thirty (30) days following the end of the cure period described in the preceding sentence in order for such termination of employment to be considered a termination for Good Reason.

(p) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(q) “Management Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock,

Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan and may include, but are not limited to, objectives related to earnings before interest, taxes, depreciation and amortization, income or net income (loss) (either before or after interest, taxes, depreciation and/or amortization), earnings, changes in the market price of Common Shares, funds from operations or similar measures, sales, revenue (including recurring revenue), growth in revenue, mergers, acquisitions or other strategic transactions, divestitures, financings, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on invested capital, return on investments, assets, return on assets, net asset turnover, debt (including debt reduction), return on operating revenue, working capital, regulatory compliance, improvement of financial ratings, annual spend or license annual spend, equity investments, investing activities and financing activities (or any combination thereof) stockholder returns, dividend ratio, orders, return on sales, marketing, gross or net profit levels, productivity, volumes produced and/or transported, margins, leverage ratio, coverage ratio, strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of information technology), operating efficiency, productivity, product innovation, number of customers, customer satisfaction and related metrics, individual performance, quality improvements, growth or growth rate, intellectual property, expenses or costs (including cost reduction programs), budget comparisons, implementation of projects or processes, formation of joint ventures, research and development collaborations, marketing or customer service collaborations, employee engagement and satisfaction, diversity and other human capital and culture metrics, environmental and social measures, information technology, technology development, human resources management, litigation, research and development, working capital, earnings (loss) per Common Share, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(r) “Market Value per Share” means, as of any particular date, the average of the opening price and closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(t) “Option Price” means the purchase price payable on exercise of an Option Right.

(u) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(v) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(w) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(x) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan, and may be payable in cash, Common Shares, or a combination thereof.

(y) “Performance Unit” means a bookkeeping entry award granted pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee, and may be payable in cash, Common Shares, or a combination thereof.

(z) “Plan” means this Stepan Company 2022 Equity Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(aa) “Predecessor Plan” means the Company’s 2011 Incentive Compensation Plan, as amended.

(bb) “Replacement Award” means an equity award granted in replacement of an outstanding award under this Plan in connection with a Change in Control that, as determined by the Committee (as constituted immediately prior to such Change in Control), preserves the existing value of the outstanding award and has terms and conditions (including a vesting schedule) that are at least as favorable to the Participant as the terms and conditions in effect immediately prior to such Change in Control, provided that an equity award granted in replacement of an outstanding award that is subject to Management Objectives shall be deemed a Replacement Award only if (i) it is subject to only time-based vesting and (ii) its value is determined at the target level of the Management Objectives applicable to the outstanding award it replaces.

(cc) “Restricted Stock” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(dd) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(ee) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ff) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(gg) “Stockholder” means an individual or entity that owns one or more Common Shares.

(hh) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(ii) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under this Plan.

(a) Maximum Shares Available Under this Plan.

(i) Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 1,000,000 Common Shares (consisting of 500,000 Common Shares originally approved on the Effective Date and an additional 500,000 Common Shares approved by the Stockholders in 2025), plus (y) the total number of Common Shares remaining available for awards under the Predecessor Plan as of the Effective Date, plus (z) Common Shares that are subject to awards granted under this Plan or the Predecessor Plan that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b) Share Counting Rules.

(i) Except as provided in Section 22 of this Plan or herein, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, again be available under Section 3(a)(i) above.

(ii) If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires, is settled for cash or is unearned (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, be available for awards under this Plan.

(iii) Notwithstanding anything to the contrary contained herein: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

(iv) If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c) Limit on Incentive Stock Options. Notwithstanding anything in this Section 3 or elsewhere in this Plan to the contrary, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 500,000 Common Shares.

(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000 (or, for a non-executive chair of the Board, $1,000,000).

(e) Minimum Vesting Requirement. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the applicable Date of Grant; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan; (ii) Common Shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting of Stockholders; and (iv) any additional awards the Committee or the Board may grant, up to a maximum of 5% of the available share reserve authorized for issuance under this Plan pursuant to Section 3(a)(i) (subject to adjustment under Section 11). Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in its sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control, or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f) Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount equal to the total Spread at the time of exercise for all of the Common Shares as to which the Appreciation Right is being exercised.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii) Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv) Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v) Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Also, regarding Appreciation Rights:

(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g) Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any dividends or other distributions shall accrue and only be paid to the extent the corresponding portion of the award of Restricted Stock becomes vested.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units. For the avoidance of doubt, any dividends, dividend equivalents or other distributions shall accrue and only be paid to the extent the corresponding portion of the award of Restricted Stock Units becomes vested.

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c) Each grant of Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid. For the avoidance of doubt, any dividends, dividend equivalents or other distributions shall accrue and only be paid to the extent the corresponding portion of the award of Performance Shares or Performance Units becomes vested.

(f) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b) The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements (including Common Shares granted to a Director upon such Director’s election to receive Common Shares in lieu of cash or other consideration), subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(c) The Committee may, on or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis,

either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards under this Section 9 shall be deferred until and paid contingent upon the earning and vesting of such awards.

(d) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award. For the avoidance of doubt, any dividends, dividend equivalents or other distributions shall accrue and only be paid to the extent the corresponding portion of the award becomes vested.

(e) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10. Administration of this Plan.

(a) This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), a Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock,

Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control.

(a) Except as otherwise provided for in an Evidence of Award, upon a Change in Control:

(i) if a Replacement Award is not granted in respect of an outstanding award:

(1) all such awards that have been earned but not paid shall become immediately payable in cash;

(2) all such awards shall become fully exercisable;

(3) all restrictions applicable to all such awards shall terminate or lapse; and

(4) Management Objectives (if any) applicable to any award that has not yet been earned shall be deemed satisfied at the performance level that provides for a target payout.

(ii) If an outstanding Award is replaced with a Replacement Award, all such Replacement Awards shall remain outstanding and be governed by such terms and conditions; provided, however, if within two (2) years following the Change in Control a Participant’s employment or service on the Board is terminated by the Company or a Subsidiary without Cause, or if a Participant terminates his or her employment for Good Reason, all such Replacement Awards shall become fully exercisable and all restrictions applicable to all such Replacement Awards shall terminate or lapse.

(b) For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii) below), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 35% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 35% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 35% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition;

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest or the use of any proxy access procedures in the Company’s organizational documents with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the Stockholders of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

13. Clawback Policy. Awards granted under this Plan are subject to the terms and conditions of the Company’s Clawback Policy and any other clawback provisions, policy or policies (if any) as may be in effect from time to time, including any that specifically implement section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (collectively, the “Clawback Policy”), and applicable sections of any Evidence of Award to which this Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Clawback Policy. Further, by accepting any award under this Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Clawback Policy, and agrees (or has agreed) that the Company may enforce its rights under the Clawback Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Clawback Policy, from and after the effective date thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

14. Accommodations for Participants of Different Nationalities. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans, which are to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders. Any such special terms, supplements, sub plans, or alternative versions of this Plan approved by the Committee may be attached as exhibits to this Plan.

15. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except (i) if it is made by the Participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members (“Immediate Family Members” mean the Participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws, and other individuals who have a relationship to the Participant arising because of legal adoption; however, no transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be able to register Common Shares related to an award) or (ii) by will or the laws of descent and distribution. In no event will any such award granted under this

Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements may include relinquishment of a portion of such benefit. With respect to Participants who are “officers” subject to Section 16 of the Exchange Act, if the Participant’s benefit is to be received in the form of Common Shares, then, unless otherwise determined by the Committee, the Company will withhold from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld under applicable income and employment tax laws. With respect to Participants who are not “officers” subject to Section 16 of the Exchange Act, if the Participant’s benefit is to be received in the form of Common Shares, then, the Company may withhold from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld under applicable income and employment tax laws. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan originally became effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. The amendment and restatement of this Plan will be effective as of the date it is approved by the Stockholders at the 2025 annual meeting of the Stockholders (the “Amendment and Restatement Effective Date”). No grant will be made under this Plan on or after the tenth anniversary of the Amendment and Restatement Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Committee or the Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee or the Board may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee or the Board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, (i) nothing in this Plan or in an Evidence of Award or otherwise limits a Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002) and (ii) nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22. Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., (ET), on April 29, 2025. Online Go to www.envisionreports.com/SCL or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. www.envisionreports.com/SCL 2025 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Against Abstain For Against Abstain 01—Lorinda A. Burgess 02—Luis E. Rojo 2. Advisory vote to approve named executive officer compensation. For Against Abstain 3. Ratify the appointment of Deloitte & Touche LLP as Stepan For Against Abstain Company’s independent public accounting firm for 2025. 4. Approve the amendment and restatement of the Stepan Company 2022 Equity Incentive Compensation Plan. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 PCF 044CCB

2025 Annual Meeting of Stepan Company Stockholders April 29, 2025, 9:00 a.m. CT Stepan Company Headquarters 1101 Skokie Boulevard, Northbrook, Illinois Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/SCL Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SCL qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Stepan Company Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — April 29, 2025 Sean T. Moriarty and Sharon N. Purnell, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Stepan Company to be held on April 29, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees and FOR items 2, 3, and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.